UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-1)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

ORIENTAL FINANCIAL GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Oriental Center
Professional Offices Park
997 San Roberto Street
San Juan, Puerto Rico 00926
(787) 771-6800
http://www.orientalfg.com
NOTICE OF ANNUAL MEETING
To be held on June 27, 2007
Dear Stockholder:
     You are cordially invited to attend our annual meeting of stockholders, which will be held at our main executive offices located at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, June 27, 2007, at 10:00 a.m. for the following purposes:
1.	The election of one director for a two-year term expiring at the 2009 annual meeting of stockholders and until his successor is duly elected and qualified, and four directors for a three-year term expiring at the 2010 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To consider and approve the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan, which, upon approval, will provide for the issuance of equity-based performance incentive compensation to eligible participants through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards; and

3.	The transaction of such other business as may properly come before the annual meeting or at any adjournment or postponement thereof. Except with respect to procedural matters incident to the conduct of the meeting, we are not aware of any other business to be brought before the meeting.
     Information relating to the above matters is set forth in the accompanying proxy statement. Stockholders of record at the close of business on May 11, 2007, are entitled to notice of, and to vote at, the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman
May 16, 2007
San Juan, Puerto Rico
     It is important that your shares be represented regardless of the number you own. Even if you plan to be present, you are urged to complete, sign, date and return, promptly, the enclosed proxy card in the envelope provided. If you attend the meeting, you may vote either in person or by your proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise thereof. If you plan to attend the meeting, you must show at the entrance to the meeting proof of ownership of our shares of common stock or a proper identification card. If your shares are not registered in your own name and you plan to attend the meeting and vote your shares in person, you must contact your broker or agent in whose name your shares are registered to obtain a broker’s proxy issued in your name and bring it to the meeting in order to vote. As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. We expect to follow such procedures for next year’s annual meeting.

ORIENTAL FINANCIAL GROUP INC.

PROXY STATEMENT
For the Annual Meeting of Stockholders
To be held on Wednesday, June 27, 2007
     This proxy statement is furnished to you in connection with the solicitation by the Board of Directors of Oriental Financial Group Inc. of proxies to be voted at the annual meeting of stockholders to be held on Wednesday, June 27, 2007 at 10:00 a.m., at its main executive offices located at Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, and at any adjournment or postponement thereof, for the purposes set forth herein. This proxy statement is expected to be mailed to stockholders on or about May 31, 2007. Oriental Financial Group Inc. is sometimes hereinafter referred to as “we,” “us” or the “Group.”
     Each proxy solicited hereby, if properly signed and returned to us and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given by you, each proxy received will be voted for the matters described below. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by: (i) filing with the Secretary of the Board of Directors written notice thereof (addressed to: Secretary of the Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115); (ii) submitting a duly executed proxy bearing a later date; or (iii) by appearing in person at the annual meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the annual meeting, including any adjournment or postponement thereof, and will not be used for any other purpose.
     Each proxy solicited hereby also confers discretionary authority on our Board of Directors to vote the proxy with respect to: (i) the approval of the minutes of the last annual meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, we are not aware of any business that may properly come before the meeting other than those matters described in this proxy statement. However, if any other matters should properly come before the annual meeting, it is intended that proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.
SOLICITATION OF PROXIES
     The cost of solicitation of proxies will be borne by us. We have retained the services of ADP Investor Communications Services, a unit of Automatic Data Processing, Inc. (NYSE:ADP), to assist us in the printing and mailing of proxies for the annual meeting, and Georgeson & Company Inc. for the solicitation of proxies. The fees to be paid to such firms for these services are expected to be about $25,000 and $8,500, respectively, plus reimbursement of all printing and mailing costs related thereto. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to the beneficial owners of our shares of common stock. In addition to solicitations by mail, our directors, officers and employees, including those of our subsidiaries, may solicit proxies personally, by telephone or otherwise without additional compensation.
VOTING STOCK OUTSTANDING
AND VOTE REQUIRED FOR APPROVAL
     Only holders of our shares of common stock of record at the close of business on May 11, 2007 (that is, the “Voting Record Date”) will be entitled to vote at the annual meeting. The total number of our shares of common stock outstanding on the Voting Record Date and eligible to cast votes at the annual meeting is 24,490,986. On the Voting Record Date, we had outstanding 1,340,000 shares of 7.125% Noncumulative Monthly Income Preferred

Stock, Series A, $1.00 par value per share (the “Series A Preferred Stock”) and 1,380,000 shares of 7.0% Noncumulative Monthly Income Preferred Stock, Series B, $1.00 par value per share (the “Series B Preferred Stock”). The shares of Series A Preferred Stock and Series B Preferred Stock are not entitled to vote at the annual meeting.
     The presence, either in person or by proxy, of at least a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the annual meeting. For purposes of determining quorum, abstentions and broker non-votes will be treated as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated that it does not have discretionary authority to vote on a particular matter. Action with respect to Proposal 1, “Election of Directors,” will be taken by a majority of the votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of directors. With respect to this proposal, each holder of shares of common stock has the right to cumulate his or her votes as described below under the heading “Cumulative Voting in the Election of Directors.” Action with respect to Proposal 2, “Approval of the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan,” will be taken by a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote. Therefore, as to this proposal, abstentions and broker non-votes will have the same effect as a vote against such proposal.
PROPOSAL 1: ELECTION OF DIRECTORS
     Our by-laws provide that the Board of Directors shall consist of such number of directors as shall be fixed from time to time by resolution of the Board. The number of directors, as established by resolution, is presently eleven (with two vacancies). Our articles of incorporation and by-laws also provide that the Board of Directors shall be divided into three classes of directors as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are duly elected and qualified. Only one class of directors is to be elected annually.
     Other than José J. Gil de Lamadrid’s Non-Executive Chairman Agreement, which requires our Board of Directors to nominate him for election as a director and, if elected, as Chairman of the Board (including the Board of Directors of our banking subsidiary, Oriental Bank and Trust), and José Rafael Fernández’s Employment Agreement, which requires our Board of Directors to nominate him and recommend to the stockholders his election as a director, there are no arrangements or understandings between us and any person pursuant to which such person has been elected as a director. No director is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
     Pedro Morazzani has been nominated as director for a two-year term expiring in 2009. Set forth below is certain information with respect to such nominee.
Pedro Morazzani, C.P.A., C.V.A., C.F.E. (Age 54) - Director of the Group since 2006. Mr. Morazzani is a Certified Public Accountant, Certified Fraud Examiner and Certified Valuation Analyst. He is a founding partner of the accounting firm of Zayas, Morazzani & Co., San Juan, Puerto Rico, and, prior to that, he was for almost ten years a member of an international accounting firm.
     José J. Gil de Lamadrid, José Rafael Fernández, Maricarmen Aponte, and Miguel Vázquez-Deynes, have been nominated as directors for a three-year term expiring in 2010. Set forth below is certain information with respect to such nominees.
José J. Gil de Lamadrid, C.P.A. (Age 51) – Chairman of the Board since November 2006. Director of the Group since January 2005 (including term as a director of Oriental Bank and Trust). Chairman of the Board of Directors of Oriental Bank and Trust since November 2006, and Chairman of the Board of Directors of Oriental Financial Services Corp., San Juan, Puerto Rico (a registered securities broker-dealer organized under Puerto Rico law) since November 2006. Mr. Gil de Lamadrid is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including office managing partner, at KPMG LLP, San Juan, Puerto Rico, where he worked from 1976 to 2003. He was a member of the Board of Directors and Audit Committee of GA Life Assurance Company of Puerto Rico from September 2003 to January 2005. Mr. Gil de Lamadrid has been an instructor at several local seminars on corporate accounting. Since 2003, he is the co-owner of Office Zone, Inc., a family-owned private business that distributes office supplies in Puerto Rico.
José Rafael Fernández (Age 44) – Director, President and Chief Executive Officer of the Group since 2005 (including term as a director of Oriental Bank and Trust). He joined the Group in 1991 as an Assistant Vice President of its Treasury Department, and the following year was placed in charge of the sales and marketing efforts for the Group’s individual retirement accounts (IRAs), which paved the way for the Group to become a leader in the trust and retirement business in Puerto Rico. He participated in the formation and launching of Oriental Financial Services Corp. in 1993 and in the acquisition of Oriental Insurance, Inc. in 2001. He was the Group’s Chief Operating Officer from 2003 to 2004. He was also a Senior Executive Vice President of the Group until 2004. He is the President of Oriental Financial Services Corp. and Oriental Insurance, Inc. He is also the President and Chairman of the Board of Directors of Puerto Rico Growth Fund, Inc. and Puerto Rico Cash & Money Market Fund, Inc. (Puerto Rico registered open-end, management investment companies). He was a member of the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico from 1998 to 2004. He serves as President of the Puerto Rico Center for Social Concerns (non-profit organization) since 1998 and is also a member of the Board of Trustees of the María Reina Academy, San Juan, Puerto Rico. Mr. Fernández holds a Bachelor of Science Degree from the University of Notre Dame and an MBA, with majors in Finance and Marketing, from the University of Michigan.
Maricarmen Aponte, Esq. (Age 60) – Director of the Group since January 2005 (including term as a director of Oriental Bank and Trust). She was the Executive Director of the Puerto Rico Federal Affairs Administration (a Puerto Rico government instrumentality) in Washington, D.C., from January 2001 through December 2004. She was a director of the Group (including the Bank) from 1998 to 2000. She is a member of the Boards of Directors of National Alliance for Hispanic Health and Rosemont College, Rosemont, Pennsylvania. Ms. Aponte has been practicing law in Washington, D.C., for approximately two decades. She is a former member of the Boards of Directors of the National Council of La Raza and Congressional Hispanic Caucus Institute, Inc.
Miguel Vázquez-Deynes (Age 69) – Director of the Group since 2002 (including terms as a director of Oriental Bank and Trust). Mr. Vázquez-Deynes was the President and Chief Executive Officer of Triple-S Management Corp. (an insurance company), San Juan, Puerto Rico, from 1990 to 2001. He has also served in the Boards of Directors of several corporations and non-profit organizations, including: Puerto Rico Art Museum (Chairman 2001), Ethics Committee of the Puerto Rico Chamber of Commerce (Chairman 1998), Luis Muñoz Marín Foundation (director 1997), Puerto Rico Insurance Company Association (ACODESE) (Treasurer 1997), GM Group, Inc. (director 1994 — present), San Juan Rotary Club (member 1990 — present), Puerto Rico Chamber of Commerce (President 1994 — 1995; First Vice President 1992 — 1993), Puerto Rico National Guard Military Stores (Vice President 1992 — 1994), Ashford Medical Presbyterian Hospital (Vice President 1984 — 1986), Puerto Rico Manufacturer’s Association (Chairman of the Resolutions Committee 1984 — 1985), San Juan Children Choirs (Chairman 1987-1998). He was awarded two doctorates Honoris Causa, one in Business Administration by the Ana G. Méndez University System, and the other in Health Sciences by the Central University of Bayamón, Puerto Rico.
     If any person named as a nominee is unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for a replacement nominee or nominees recommended by our Board of Directors. At this time, the Board knows of no reason why any of the nominees listed above may not be able to serve as director if elected.
The Board of Directors Recommends
that Stockholders Vote “For” this Proposal.

CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS
     Pursuant to our by-laws, holders of our shares of common stock have the right to cumulate their votes at annual meetings in which more than one director is being elected. Cumulative voting entitles each holder of common stock to a number of votes equal to the number of shares of common stock held by him or her multiplied by the number of directors to be elected. As a holder of our shares of common stock, you may cast all or any number of such votes for one nominee or distribute such votes among any two or more nominees as you desire. Thus, for example, for the election of the five nominees being considered at this annual meeting, a stockholder owning 1,000 shares of our common stock is entitled to 5,000 votes, and may distribute such votes equally among the nominees for election, cast them for the election of only one of such nominees, or otherwise distribute such votes as he or she desires.
     In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the five nominees designated by our Board of Directors or in such other fashion as will most likely ensure the election of all the nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information as to our shares of common stock beneficially owned, as of March 31, 2007, by persons known to us to be beneficial owners of more than 5% of such outstanding shares. The information is based upon filings made by such persons pursuant to the Securities Exchange Act of 1934 and information furnished by one of them.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership	Percent of Class
Fidelity Management & Research Corp. 82 Devonshire Street, Boston, Massachusetts 02109	2,313,176	9.48%

Rutabaga Capital Management, LLC 64 Broad Street, 3rd Floor Boston, MA 02109	2,187,962	8.97%

Earnest Partners LLC 75 Fourteenth Street, Suite 2300 Atlanta, Georgia 30309	1,947,343	7.98%

José Enrique Fernández 1717 Lilas San Francisco San Juan, Puerto Rico 00927	1,797,366[1]	7.34%
     The following table sets forth information as to the number of our shares of common stock beneficially owned by our directors, Named Executive Officers (that is, the CEO, the CFO, the three most highly compensated executive officers, other than the CEO and the CFO, who were serving as executive officers at December 31, 2006, and an additional executive officer who was the CFO, but that resigned from the Group before the end of the year), and the directors and executive officers as a group as of March 31, 2007 (unless otherwise indicated). The information is based upon filings made by such individuals pursuant to the Securities Exchange Act of 1934, and information furnished by each of them.

1.	This amount includes 1,383,403 shares indirectly owned by him through the RF Investment (PR) Corporation, a Puerto Rico corporation wholly owned by him and his spouse.

	Amount and Nature of
	Beneficial Ownership		Percent of
Name of Beneficial Owner	of Common Stock		Common Stock[1]
Directors

José J. Gil de Lamadrid	4,700	[2]	—
Francisco Arriví	10,281	[3]	—
José Rafael Fernández	278,128	[4]	1.14%
Maricarmen Aponte	53,626	[5]	—
Miguel Vázquez-Deynes	6,747	[6]	—
Pablo I. Altieri	69,745	[7]	—
Juan C. Aguayo	13,856	[8]	—
Nelson García	1,000	[9]	—
Pedro Morazzani	1,000	[10]	—

1.	Unless otherwise indicated, each of the persons named in the table beneficially holds less than 1% of the outstanding shares of common stock.

2.	This amount is as of May 11, 2007 and includes 2,200 shares that he may acquire upon the exercise of stock options within 60 days, and 1,000 shares in his deferred compensation trust. Such options have an exercise price that is above the market value of the stock as of March 31, 2007.

3.	This amount includes 7,475 shares that he may acquire upon the exercise of stock options within 60 days. The options to purchase 5,603 of such shares have exercise prices that are above the market value of the stock as of March 31, 2007.

4.	This amount includes 151,684 shares that he may acquire upon the exercise of stock options within 60 days. It also includes 4,417 shares that he owns through the Group’s 401(k)/1165(e) Plan, and 7,000 shares owned by his spouse. The options to purchase 76,594 of such shares have exercise prices that are above the market value of the stock as of March 31, 2007.

5.	This amount includes 2,000 shares that she may acquire upon the exercise of stock options within 60 days. Such options have an exercise price that is above the market value of the stock as of March 31, 2007.

6.	This amount includes 6,737 shares that he may acquire upon the exercise of stock options within 60 days. Such options have exercise prices that are above the market value of the stock as of March 31, 2007.

7.	This amount includes 8,609 shares that he may acquire upon the exercise of stock options within 60 days. It also includes 4,708 shares indirectly owned by him through Enviniris Inc., a Puerto Rico corporation controlled by him, 2,912 shares owned by his daughter, and 2,615 shares owned by his spouse. The options to purchase 6,737 of such shares have exercise prices that are above the market value of the stock as of March 31, 2007.

8.	This amount is as of May 11, 2007 and includes 2,200 shares that he may acquire upon the exercise of stock options within 60 days. Such options have an exercise price that is above the market value of the stock as of March 31, 2007.

9.	This amount is as of May 11, 2007.

10.	This amount is as of May 11, 2007.

Named Executive Officers

José Rafael Fernández	278,128	[11]	1.14%
Norberto González	37,072	[12]	—
José E. Fernández-Richards	81,997	[13]	—
Carlos J. Nieves	47,138	[14]	—
Ganesh Kumar	44,232	[15]	—
Héctor Méndez [16]	4,124	[17]	—

Directors and Executive Officers as a Group[18]	663,646	[19]	2.71%[20]
     Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic interest in the shares. Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject, in the case of those directors and officers who are married, to the community property laws of Puerto Rico. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of capital stock which he or she has a right to acquire within 60 days, including pursuant to the exercise of outstanding stock options, and to all shares subject to options or other rights of acquisition acquired in connection with, or as a participant in, any transaction involving a change in control. Shares of capital stock which are subject to stock options or other rights of acquisition are deemed to be outstanding for the purpose of computing the percentage of outstanding capital stock owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of capital stock owned by any other person or group.

11.	See note 4 above.

12.	This amount includes 222 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 31,650 shares that he may acquire upon the exercise of stock options within 60 days. Such options have exercise prices that are above the market value of the stock as of March 31, 2007.

13.	This amount includes 322 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 57,476 shares that he may acquire upon the exercise of stock options within 60 days. The options to purchase 40,838 of such shares have exercise prices that are above the market value of the stock as of March 31, 2007.

14.	This amount includes 938 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 46,200 shares that he may acquire upon the exercise of stock options within 60 days. Such options have exercise prices that are above the market value of the stock as of March 31, 2007.

15.	This amount includes 2,232 shares that he owns through the Group’s 401(k)/1165(e) Plan. It also includes 42,000 shares that he may acquire upon the exercise of stock options within 60 days. Such options have exercise prices that are above the market value of the stock as of March 31, 2007.

16.	Resigned from the Group effective July 31, 2006.

17.	This amount includes 124 shares that he owns through the Group’s 401(k)/1165(e) Plan.

18.	The group consists of 15 persons including all directors, Named Executive Officers, and executive officers who are not directors.

19.	This amount is as of March 31, 2007, except for certain directors whose stock ownership information is presented as of May 11, 2007, as indicated in notes 2, 8, 9 and 10 above.

20.	See note 19 above.

INFORMATION WITH RESPECT TO CERTAIN DIRECTORS AND
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Set forth below is certain information with respect to each director whose term continues.
Directors Whose Terms Expire in 2008
Francisco Arriví (Age 62) – Director of the Group since 1998 (including terms as a director of Oriental Bank and Trust). Mr. Arriví has been the President and Chief Executive Officer of Pulte International Caribbean Corp., San Juan, Puerto Rico, a subsidiary of Pulte Corporation (a publicly traded company), since March 1999. From August 2000 to May 2001, he served as a director of Puerto Rico Aqueduct and Sewer Authority (a Puerto Rico government instrumentality). He has served as a director of Puerto Rico Convention Center Authority (a Puerto Rico government instrumentality) since 2003.
Pablo I. Altieri, M.D. (Age 64) – Director of the Group since 1990 (including terms as a director of Oriental Bank and Trust). He is a cardiologist and a Professor of Medicine and Physiology at the University of Puerto Rico School of Medicine. Dr. Altieri is also a member of the Board of Directors of TUTV (PR Broadcasting Studios) and the President of the Board of Directors of the Catastrophic Fund of Puerto Rico. He is also a member of the American Heart Association, the American College of Cardiology, the European Society of Cardiology, the American Federation for Medical Research, and the American Electrophysiology Society.
Juan C. Aguayo, P.E., M.S.C.E., (Age 43) – Director of the Group since 2004 (including term as a director of Oriental Bank and Trust). President and Chief Executive Officer of Structural Steel Works, Inc. (a specialty construction company), Bayamón, Puerto Rico, since 2002, and Executive Vice President and Chief Operating Officer thereof until 2002. Mr. Aguayo is also President and Chief Executive Officer of Structural Steel Mfg., Inc. (a fabricator of steel buildings and bridges), since 1986 and of SSW Realty, Inc. (an industrial real estate investment company), since 2002. Prior to his tenure at SSW, he worked as Director of Construction & Development of Development Company of the Americas LLC (a Denver, Colorado based company), in charge of its projects portfolio in Mexico. He has also served in the Boards of Directors of several non-profit organizations, including the Associated General Contractors of America, Puerto Rico Chapter (1997 and 2003), and the Board of Trustees of the Sacred Heart University, San Juan, Puerto Rico (2006).
Directors Whose Terms Expire in 2009
Nelson García, C.P.A. (Age 66) – Director of the Group since 2006 (including term as a director of the Bank). Mr. García is a Certified Public Accountant with significant experience in administration and international public accounting. He occupied several leadership positions, including partner, at Peat, Marwick, Mitchell & Co. (now KPMG LLP), San Juan, Puerto Rico, where he worked from 1966 to 1983. He was the Vice President and General Manager of Orange Crush de Puerto Rico, Inc. from 1983 to 1991. Since 1993, he has been serving as the President and sole shareholder of Impress Quality Business Forms, Inc. d/b/a Impress Quality Printing, a commercial printer in Puerto Rico.
Executive Officers Who Are Not Directors
     The following information is supplied with respect to the executive officers who do not serve on our Board of Directors. There are no arrangements or understandings pursuant to which any of the following executive officers was selected as an officer of the Group. No executive officer is related to any of our directors or executive officers, by blood, marriage or adoption (excluding those that are more remote than first cousin).
Julio Micheo, C.P.A. (Age 47) - Senior Executive Vice President, Chief Investment Officer and Treasurer of the Group since December 2006. Mr. Micheo was Executive Vice President and Treasurer of Doral Financial Corporation, where, from February 2005 to August 2006, he was in charge of investments, funding and hedging, in addition to all mortgage secondary market activities, and a member of Doral’s ALCO. He joined Doral in May 1998, becoming President and Member of the Board of Directors of its Doral Securities unit in 2002, also serving as Vice President of Doral’s co-sponsored $400 million Puerto Rico GNMA closed end mutual fund. Prior to Doral, Mr. Micheo was Senior Vice President of PaineWebber of Puerto Rico (now part of UBS), for four years, where he started and headed the Financial Institutions Taxable Fixed Income Sales Desk; Vice President of The First Boston Corporation investment banking firm (now part of Credit Suisse), for eight years, where he supervised development and marketing of strategies and products to institutional investors in Puerto Rico; and auditor-in-charge and tax specialist in San Juan with the accounting firm of Peat, Marwick, Mitchell & Company (now part of KPMG LLP), for four years, where his accounts included large financial institutions. He holds a Bachelor of Science in Business Administration, Summa Cum Laude, from Saint Joseph’s University, Philadelphia.
Norberto González, C.P.A., J.D. (Age 48) – Chief Financial Officer of the Group since August 2006 and Executive Vice President since March 2003. Before joining the Group, Mr. González was Executive Vice President and Risk Management Director of Banco Bilbao Vizcaya Argentaria (BBVA) Puerto Rico, a wholly owned subsidiary of Spain’s second largest bank. He was Senior Vice President of Credit Administration of PonceBank (a publicly held financial institution acquired by BBVA in 1998) from 1992 to 1998. He started his professional career at Peat Marwick Mitchell & Co. (now KPMG LLP), where he worked from 1980 to 1992, becoming a Senior Manager specializing in audit and consulting services to financial institutions. Mr. González graduated magna cum laude in 1980 from the University of Puerto Rico, where he obtained a bachelor’s degree in Business Administration with a major in Accounting. In 2001, he earned a Juris Doctor degree from the University of Puerto Rico School of Law. Mr. González is a member of the Puerto Rico Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is also the Chairman of the Board of Directors of Paseo Las Vistas Homeowners Association, Inc.
José E. Fernández-Richards (Age 39) – Executive Vice President of Banking Services of the Group since January 2006. He was the Group’s Executive Vice President and Chief Marketing Officer from 2004 to 2005, and the Senior Vice President of Marketing from 2001 to 2003. He was the Credit Card Services Marketing Director of Encirq Corporation, San Francisco, California, from 2000 to 2001 and General Manager and Vice President of Marketing and member of the Board of Directors of PlanetLive, Inc., San Francisco, California, from 1999 to 2000. Mr. Fernández-Richards earned a B.B.A. degree in Marketing from the University of Notre Dame and a professional master’s degree in Banking from the Louisiana State University Executive Banking Institute. He is a member of the American Marketing Association and the Puerto Rico Sales and Marketing Executive Association.
Carlos J. Nieves, C.P.A. (Age 58) – Senior Executive Vice President and Chief Operating Officer of Financial Services of the Group since July 2003. He is a former Executive Vice President and Chief Operating Officer of PaineWebber Trust Company of Puerto Rico and a former Tax Partner and Director of Taxes of Ernst & Young, San Juan, Puerto Rico, and Senior Manager & Director of Taxes of Coopers & Lybrand, San Juan, Puerto Rico. Mr. Nieves is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants (“AICPA”), Puerto Rico Society of Certified Public Accountants, and Associate Member of the Association of Certified Fraud Examiners. He is also a former President of the Puerto Rico State Board of Accountancy and member of the AICPA Governing Council.
Ganesh Kumar (Age 43) – Executive Vice President of Strategic Planning of the Group in charge of strategic planning, information technology, human resources and channel development since 2004. He heads the implementation of the financial and operational technology systems for the “Oriental Way” program, which was designed to take the Group to the next level of product/service innovations and growth. Before joining the Group, he was a Director of Consulting at Gartner Inc. (NYSE: IT), an industry leading research and advisory firm where he assisted a wide array of financial service companies ranging from multi-national giants to niche corporations. Mr. Kumar has an undergraduate degree in Science and an MBA in Finance and Information Systems from India.

BOARD INDEPENDENCE
     Except for José Rafael Fernández, who is our President and CEO, all of our directors are “independent” pursuant to the corporate governance listing standards adopted by the New York Stock Exchange (“NYSE”) for companies listed thereon.
     Our Board of Directors has adopted the categorical standards described below to assist it in the evaluation of the independence of its members (each a “Director”). The categorical standards adopted by the Board describe various types of relationships that could potentially exist between a Director and the Group and sets thresholds at which such relationships would be deemed to be material. If no relationship or transaction exists that would disqualify a Director from being independent under the categorical standards and no other relationships or transactions exist of a type not specifically mentioned in the categorical standards that, in the Board’s opinion taking into account all facts and circumstances, would impair a Director’s ability to exercise his or her independent judgment, the Board will deem such Director to be independent. For purposes hereof and unless otherwise indicated, all references to the “Group” shall include its subsidiaries.
     Definitions
     For purposes of these categorical standards, the following definitions shall apply:
•	The term “family member” means any of the Director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home.

•	The term “immediate family member” means the Director’s spouse and other “family members” who share the Director’s home or who are financially dependent on the Director.

•	The term “primary business affiliation” means an entity of which the Director is an executive officer, partner or employee, or in which the Director holds at least a 10% equity interest.

•	The term “executive officer” means the president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
     Advisory, Consulting and Employment Arrangements
     During any twelve-month period:
•	Within the last three years, neither a Director nor any family member of a Director shall have received from the Group any compensation, fees or benefits in an amount greater than $100,000, other than amounts paid (a) for serving as a Director, or (b) as compensation to a family member who is not an executive officer of the Group.
     In addition, no member of the Audit Committee, nor any immediate family member of such individual, nor any entity in which an Audit Committee member is a partner, member or executive officer shall:
•	Within the last three years, have received any payment for accounting, consulting, legal, investment banking or financial advisory services provided to the Group.

     Business Relationships
     All business relationships, lending relationships, deposits and other banking relationships between the Group and a Director or a Director’s family member, or between the Group and a Director’s primary business affiliation or the primary business affiliation of a family member of a Director, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.
     In addition, the aggregate amount of payments in any of the last three fiscal years by the Group to, and to the Group from, any company of which a Director is an executive officer or employee, or where a family member of a Director is an executive officer must not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues in any single fiscal year.
     Loans may be made or maintained by the Group to a Director or a Director’s immediate family member, or to a Director’s primary business affiliation or the primary business affiliation of an immediate family member of a Director, only if:
•	the loan is made in the ordinary course of business of the Group, is of a type that is generally made available to other customers, and is on market terms, or terms that are no more favorable than those offered to other customers;

•	the loan complies with the Sarbanes-Oxley Act of 2002, and, as applicable, Regulation O of the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation guidelines or regulations, the Puerto Rico Banking Act, and the regulations of the Office of the Commissioner of Financial Institutions of Puerto Rico; and

•	the loan when made does not involve more than the normal risk of collectibility or present other unfavorable features.
     Charitable Contributions
     Contributions in any of the last three years from the Group to a foundation, university, or other non-profit organization of which a Director or an immediate family member serves as a director, trustee or executive officer may not exceed the greater of $250,000 or 2% of the annual consolidated gross revenues of any such organization.
     Employment and Affiliations
     A Director shall not:
•	be or have been an employee or executive officer of the Group within the last three years;

•	be part of, or within the last three years have been part of, an interlocking directorate in which an executive officer of the Group serves or has served on the compensation committee of a company that concurrently employs or employed the Director as an executive officer; or

•	be a current partner or employee of the Group’s outside auditor, or have been within the last three years (but is no longer) a partner or employee of the Group’s outside auditor and personally worked on the Group’s audit within that time.
     A Director shall not have a family member who:
•	is or has been within the last three years an executive officer of the Group;

•	is, or within the last three years has been, part of an interlocking directorate in which an executive officer of the Group serves or has served on the compensation committee of a company that concurrently employs or employed such family member as an executive officer; or

•	is a current partner of the Group’s outside auditor, or a current employee of the Group’s outside auditor and participates in the auditor’s audit, assurance or tax compliance (but not tax planning) practice, or was within the last three years (but is no longer) a partner or employee of the Group’s outside auditor and personally worked on the Group’s audit within that time.
     Immaterial Relationships
     The Board may determine that a Director is independent notwithstanding the existence of an immaterial relationship between the Director and the Group that does not fit within these categorical standards; provided, however, that the Group’s proxy statement includes a specific description of such relationship as well as the basis for the Board’s determination that such relationship does not preclude a determination that the Director is independent.
BOARD MEETINGS
     Our Board of Directors held twelve meetings in 2006. No incumbent director attended fewer than 75% of the Board meetings held in that year. Board members are required to attend our annual meeting of stockholders. All Board members then in office attended last year’s meeting.
EXECUTIVE MEETINGS OF NON-MANAGEMENT DIRECTORS
     Our Board of Directors holds regular meetings of “non-management directors” (that is, directors who are not executive officers of the Group) to promote open discussions and better communication among such directors. José J. Gil de Lamadrid, the Chairman of the Board, has been chosen to preside at such meetings.
BOARD COMMITTEES
     Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee.
     The Audit Committee assists the Board of Directors in its oversight of our financial reporting process and internal controls. It fulfills its oversight responsibilities by reviewing: (a) the integrity of the financial reports and other financial information provided by the company to any governmental body or to the public; (b) the Group’s systems of internal controls regarding finance, accounting, legal compliance, and ethics that management and our Board of Directors have established; and (c) the Group’s auditing, accounting, and financial reporting processes generally. The members of this Committee are Nelson García, Chairman, Pedro Morazzani, Miguel Vázquez-Deynes, and Francisco Arriví. Our Board of Directors has determined that each member of this Committee is financially literate and has designated Nelson García and Pedro Morazzani as “audit committee financial experts,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Committee met thirteen times in 2006.
     The Audit Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com and in print to any stockholder who requests it. This Committee is composed entirely of independent directors as required by the NYSE and the SEC.

     The Compensation Committee discharges the responsibilities of our Board of Directors relating to compensation of our directors and executive officers. Its general responsibilities are: (a) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, and evaluating the CEO’s performance in light of those goals and objectives; (b) making recommendations to our Board of Directors with respect to non-CEO compensation, incentives compensation plans and equity-based plans; (c) producing a Committee report on executive compensation; and (d) conducting an annual performance evaluation thereof. The Committee also administers our various equity-based compensation plans and is given absolute discretion to, among other things, construe and interpret the plans; to prescribe, amend and rescind rules and regulations relating to the plans; to select the persons to whom options or awards will be given; to determine the number of shares subject to each option or award; and to determine the terms and conditions to which each grant or award is subject. The members of this Committee are Miguel Vázquez-Deynes, Chairman, Juan C. Aguayo, and Maricarmen Aponte. The Committee met fourteen times in 2006.
     The Compensation Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com and in print to any stockholder who requests it. This Committee is composed entirely of independent directors as required by the NYSE.
     The Corporate Governance and Nominating Committee assists our Board of Directors by: (a) identifying individuals qualified to become directors consistent with criteria approved by the Board; (b) selecting or recommending that the Board select the director nominees for the next annual meeting of stockholders; (c) developing and recommending to the Board a set of corporate governance principles applicable to the Group that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory, or other requirements; (d) monitoring and reviewing any other corporate governance matters which the Board may refer to this Committee; and (e) overseeing the evaluation of the Board and management. The members of this Committee are Maricarmen Aponte, Esq., Chairperson, Pablo I. Altieri, Juan Carlos Aguayo, Nelson García, and Francisco Arriví. The Committee met six times in 2006. Mr. Altieri and Mr. Aguayo attended fewer than 75% of the meetings held by this Committee in 2006.
     The Corporate Governance and Nominating Committee operates pursuant to a written charter that has been approved and adopted by our Board of Directors, a current copy of which is available on our website at www.orientalfg.com and in print to any stockholder who requests it. This Committee is composed entirely of independent directory as required by the NYSE.
     Pursuant to our by-laws, no nominations for directors, except those made by our Board of Directors upon the recommendation of the Corporate Governance and Nominating Committee, will be voted upon at the annual meeting unless other nominations by stockholders are made in writing, together with the nominee’s qualifications for service and evidence of his or her willingness to serve on our Board of Directors, and delivered to the Secretary of the Board at least 120 days prior to the anniversary date of the mailing of proxy materials in connection with last year’s annual meeting. Ballots bearing the names of all of the persons nominated by our Board of Directors and by stockholders, if properly made, will be provided for use at the annual meeting. The Corporate Governance and Nominating Committee has not established any specific, minimum qualifications that it believes must be met by a nominee recommended by such committee for a position on our Board of Directors. The Committee instead considers general factors, including, without limitation, the candidate’s experience with other businesses and organizations, the interplay of such experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.
     The Corporate Governance and Nominating Committee generally identifies qualified candidates on the basis of recommendations made by existing directors or management. There are no differences in the manner in which the Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Committee will consider potential nominees by management, stockholders or other members of the Board, and develop and evaluate information from a variety of sources regarding the potential nominee before making a decision.

CORPORATE GOVERNANCE GUIDELINES
     We have developed and adopted a set of Corporate Governance Guidelines to promote the functioning of our Board of Directors and its committees, to protect and enhance stockholder value, and to set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. We have also developed and adopted a Code of Business Conduct and Ethics that reaffirms our basic policies of business conduct and ethics for our directors, officers, employees and agents. The Code consists of basic and general standards of business as well as personal conduct. Current copies of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available on our website at www.orientalfg.com. You may also obtain a written copy of these documents, including the charters of the Board committees, by sending us as a written request addressed as follows: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.
     Our Board of Directors has adopted a procedure by which any interested party, including, without limitation, stockholders and employees, may communicate directly with the independent members of the Board or report possible legal or ethical violations, including, without limitation, concerns regarding questionable accounting or auditing matters. Any such interested party may direct his or her written communication or report, anonymously, to the Chairman of the Audit Committee. The mailing, postage prepaid, should be marked “confidential” and addressed as follows:

Chairman of Audit Committee Oriental Financial Group Inc. P.O. Box 195145 San Juan, Puerto Rico 00919-5145	or	Chairman of Audit Committee Oriental Financial Group Inc. Oriental Center Professional Offices Park 997 San Roberto Street, 10th Floor San Juan, Puerto Rico 000926
PROPOSAL 2: APPROVAL OF THE ORIENTAL FINANCIAL GROUP INC.
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
     The following summary of the terms and conditions of the Omnibus Plan is qualified in its entirety by reference to the full text of the Omnibus Plan which is included as Appendix A to this proxy statement.
     General
     On April 25, 2007, our Board of Directors formally adopted the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan (the “Omnibus Plan”), subject to shareholder approval. The Omnibus Plan provides for equity-based compensation incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and dividend equivalents, as well as equity-based performance awards.
     We currently have outstanding stock options under the 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”), which provide for the grant of stock options. On December 14, 2004, the Financial Accounting Standard Board published Statement 123(R) requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements based on the fair value of the equity or liability instruments issued. We were required to apply Statement 123(R) as of July 1, 2005. On June 30, 2005, the Compensation Committee of our Board of Directors approved the acceleration of the vesting of all unvested options to purchase shares of our common stock that were held by employees, officers and directors as of that date. Therefore, all outstanding stock options under the Stock Option Plans are fully vested. Such accelerated vesting allows us not to recognize in our income statement compensation expense associated with these options. In the event the Omnibus Plan is approved by the requisite vote of shareholders, no further awards will be made under the Stock Option Plans, although outstanding awards thereunder will continue in effect pursuant to their respective terms.
     The purpose of the Omnibus Plan is to provide flexibility for us to attract, retain and motivate directors, officers, and key employees through the grant of awards based on performance and to adjust our compensation practices to the best compensation practice and corporate governance trends as they develop from time to time. The Omnibus Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns. Therefore, Awards under the Omnibus Plan (each, an “Award”) are intended to be based upon the recipient’s individual performance, level of responsibility and potential to make significant contributions to us. Generally, the Omnibus Plan will terminate as of (a) the date when no more of our shares of common stock (the “Common Stock”) are available for issuance under the Omnibus Plan, or, if earlier, (b) the date the Omnibus Plan is terminated by the Board.
     Description of the Plan
     The Compensation Committee of the Board, or such other committee as the Board may designate (the “Committee”), will administer the Omnibus Plan. The Committee must consist exclusively of two or more members, each of whom must be an “independent director” under the corporate governance listing standards of the NYSE.
     The Committee has full authority to interpret and administer the Omnibus Plan in order to carry out its provisions and purposes. The Committee has the authority to determine those persons eligible to receive Awards and to establish the terms and conditions of any Awards. The Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee or group of employees any portion of its authority and powers under the Omnibus Plan with respect to participants who are not directors or executive officers subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934. Only the Committee may exercise authority in respect of Awards granted to such participants.
     The Committee may condition the grant of any Award on entering into a written agreement containing covenants not to compete, not to solicit our employees and customers, and not to disclose confidential information.
     Eligibility
     Awards may be made to any individual who is our employee (including each officer) and to any of our nonemployee directors, including employees, officers and nonemployee directors of our subsidiaries.
     Types of Awards
     The Omnibus Plan provides for grants of incentive stock options (“ISOs”) qualifying for special tax treatment under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), qualified stock options (“QSOs”) qualifying for special tax treatment under Section 1046 of the Puerto Rico Internal Revenue Code of 1994, as amended (the “Puerto Rico Code”), nonstatutory stock options (“Nonstatutory Options,” and together with ISOs and QSOs, “Options”), stock appreciation rights (“SARs”), restricted stock units (“Restricted Units”), restricted stock (“Restricted Stock”), dividend equivalents (“Dividend Equivalents”), performance units (“Performance Units”) and performance shares (“Performance Shares”), whether granted singly, in combination or in tandem, pursuant to which Common Stock or cash may be delivered to the Award recipient.

     Shares Subject to the Omnibus Plan
     The maximum number of shares of Common Stock issuable under the Omnibus Plan shall be 550,000. To the extent that any shares of Common Stock subject to an Award are not issued because the Award expires without having been exercised, is cancelled, terminated, forfeited or is settled without issuance of Common Stock (including, but not limited to, shares tendered to exercise outstanding Options, shares tendered or withheld for taxes on Awards or shares issued in connection with a Restricted Stock or Restricted Unit Award that are subsequently forfeited), such shares will be available again for grants of Awards under the Omnibus Plan. The shares to be delivered under the Omnibus Plan may consist, in whole or in part, of Common Stock purchased by us for the purpose of such Awards, treasury Common Stock or authorized but unissued Common Stock not reserved for any other purpose.
     Options
     Options entitle the recipient to purchase shares of Common Stock at the exercise price specified by the Committee in the recipient’s Option agreement. The Omnibus Plan permits the grant of ISOs, QSOs and Nonstatutory Options. The Committee will generally determine the terms and conditions of all Options granted; provided, however, that, generally, Options must be granted with an exercise price at least equal to the fair market value of a share of Common Stock on the date of grant. Options shall not be exercisable for more than 10 years after the date of grant (except in the event of death) and no Option that is intended to be an ISO or a QSO may be granted after the tenth anniversary of the date the Omnibus Plan was approved by the Board. Options will become exercisable as determined by the Committee at the time of grant, and the Committee may establish performance-based criteria for the exercisability of any Option. For purposes of the Omnibus Plan, “fair market value” generally means, on any given date, the price of the last trade in the Common Stock on such date on the NYSE (or if not listed on the NYSE, on such other national securities exchange or recognized quotation system on which trading prices of the Common Stock are then listed or quoted). If there are no trades on the relevant date, the “fair market value” for that date means the closing price on the immediately preceding date on which Common Stock transactions were reported.
     Except as a result of an “adjustment event,” the Committee does not have the power or authority to reduce the exercise price of any outstanding Option or to grant any new Options in substitution for or upon the cancellation of Options previously granted, which would have the effect of reducing the exercise price of any outstanding option.
     Stock Appreciation Rights (SARs)
     A SAR is a contractual right granted to the participant to receive, either in cash or Common Stock, an amount equal to the appreciation of one share of Common Stock from the date of grant. SARs may be granted as freestanding Awards, or in tandem with other types of grants. Unless the Committee otherwise determines, the terms and conditions applicable to (i) SARs granted in tandem with Options will be substantially identical to the terms and conditions applicable to the tandem Options, and (ii) freestanding SARs will be substantially identical to the terms and conditions that would have been applicable were the grant of the SARs a grant of Options. SARs that are granted in tandem with an Option may only be exercised upon surrender of the right to exercise such Option for an equivalent number of shares. The Committee may cap any SAR payable in cash.
     Restricted Stock, Restricted Units and Dividend Equivalents
     The Omnibus Plan provides for the grant of Restricted Stock, Restricted Units and Dividend Equivalents, which are converted to shares of Common Stock upon the lapse of restrictions. The Committee may, in its discretion, pay the value of Restricted Units and Dividend Equivalents in Common Stock, cash or a combination of both.
     A share of Restricted Stock is a share of Common Stock that is subject to certain transfer restrictions and forfeiture provisions for a period of time as specified by the Committee in the recipient’s Award agreement. A Restricted Unit is an unfunded, unsecured right (which is subject to forfeiture and transfer restrictions) to receive a share of Common Stock at the end of a period of time specified by the Committee in the recipient’s Award agreement. A Dividend Equivalent represents an unfunded and unsecured promise to pay an amount equal to all or any portion of the regular cash dividends that would be paid on a specified number of shares of Common Stock if such shares were owned by the Award recipient. Dividend Equivalents may be granted in connection with a grant of Restricted Units, Options, SARs and/or Performance Shares.
     The restrictions on Restricted Stock and Restricted Units will lapse on such date as is determined by the Committee at the date of grant. Generally, a participant will, subject to any restrictions and conditions specified by the Committee, have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A participant will not have the rights of a shareholder with respect to Restricted Units or Dividend Equivalents.
     Performance Units
     At the discretion of the Committee, awards of Performance Units, payable in cash, Common Stock, or a combination of cash and Common Stock, may be made to participants. Performance cycles are generally multiple years, where performance may be measured by objective criteria other than the appreciation or depreciation of Common Stock value.
     Performance Shares
     The Committee also has the discretion to grant Performance Shares which are Awards of units denominated in Common Stock. The number of such units is determined over the performance period based on the satisfaction of performance goals. Awards of Performance Shares are payable in Common Stock.
     Treatment of Awards on Termination of Employment or Service as a Nonemployee Director
     The Omnibus Plan contains provisions for the treatment of Awards upon a participant’s termination of employment or service as a nonemployee director. Such provisions are generally as follows:
     Resignation. If a participant voluntarily terminates employment, his or her outstanding Options, SARs, Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents granted but not yet exercised by the participant are forfeited as of the date of such resignation, and are not thereafter exercisable or payable, unless otherwise determined by the Committee.
     Termination for Cause. If a participant’s employment is terminated for “cause,” all his or her outstanding Options, SARs, Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents are forfeited at the time of such termination, and the Committee may require that the participant disgorge any profit, gain or benefit from any such Award exercised up to 12 months prior to the participant’s termination.
     For purposes of the Omnibus Plan, “cause” includes dishonesty, fraud or misrepresentation; inability to obtain or retain appropriate licenses; violation of any rule or regulation of any regulatory agency or self-regulatory organization, or of any of our policies; commission of a crime; breach of a written covenant or agreement not to misuse property or information; or any act or omission detrimental to the conduct of our business in any way.
     Termination of Service as a Nonemployee Director. If a participant’s service as a nonemployee director is terminated for reasons other than for “cause,” all his or her outstanding Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents will be adjusted so that he or she receives a payment calculated as follows: (i) the number of such Awards granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period or performance cycle during which he or she was a nonemployee director and the denominator of which is the number of months in the applicable vesting period or performance cycle (with a partial month worked counted as a full month if he or she is an active nonemployee director for 15 days or more in that month), and (ii) the resulting reduced number of such Awards will be considered vested and payment will be made to him or her based on such pro-rated Award. If the Awards consist of Options or SARs, any such Options or SARs which are exercisable on the date of the nonemployee director’s termination may be exercised at any time prior to the earlier to occur of (i) the expiration date of the Options or SARs, or (ii) such date following his or her termination as the Committee determines at the time of grant.
          If a participant’s service as a nonemployee director is terminated for “cause,” all his or her outstanding Options, SARs, Restricted Stock, Restricted Units, Performance Units, Performance Shares and associated Dividend Equivalents are forfeited at the time of such termination, and the Committee may require that the participant disgorge any profit, gain or benefit from any such Award exercised up to 12 months prior to the participant’s termination.
          Death or Disability. The Omnibus Plan also has provisions for the treatment of Awards following termination of a participant’s employment due to death, disability or for other reasons, which do not provide for automatic vesting upon any such event.
     Non-Transferability of Awards
     Generally, no Awards granted under the Omnibus Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
     Adjustment in Capitalization
     If an “adjustment event” occurs, the Committee, in its discretion, will adjust proportionately (i) the aggregate number of shares of Common Stock available for Awards, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Award or that may be awarded to any particular participant in any particular period, and (iii) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards. For purposes of the Omnibus Plan, “adjustment event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or other similar event affecting the Common Stock. To the extent deemed equitable and appropriate by the Committee, and subject to any required action by our shareholders, with respect to any “adjustment event” that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Omnibus Plan shall be deemed to pertain to the securities and other property, including cash, which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such an “adjustment event.”
     Any shares of stock or cash or other property received with respect to any Restricted Stock Award or Restricted Unit Award as a result of any adjustment event or any distribution of property will (except in the case of a change of control or as otherwise provided by the Committee) be subject to the same terms, conditions and restrictions as are applicable to such shares of Restricted Stock or Restricted Units.
     Change of Control
     Upon the occurrence of a “change of control”, each outstanding Option and SAR shall become fully exercisable and all restrictions on outstanding Restricted Stock and Restricted Units will lapse. In addition, any Performance Unit Awards and Performance Share Awards outstanding will be paid in full at target. Such payments will be made in cash within 30 days of the change of control. The Committee may, in its discretion, provide for cancellation of each Option, SAR, Restricted Stock and Restricted Stock Unit in exchange for a cash payment per share based upon the change of control price. This change of control price is the highest share price paid in conjunction with any transaction resulting in a change of control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash). Notwithstanding the forgoing, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement may occur with respect to any Option, SAR, Restricted Stock, Restricted Unit, Performance Unit Award or Performance Share Award if the Committee reasonably determines in good faith prior to the change of control that such Awards will be honored or assumed or equitable replacement awards will be made by a successor employer immediately following the change of control and that such Awards will vest and payments will be made if a participant is involuntarily terminated without cause.
     For purposes of the Omnibus Plan, “change of control” will be deemed to have occurred if: (i) any “person” (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934) other than by the Group, its subsidiaries or any employee benefit plan of the Group or its subsidiaries acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Group as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the shareholders of the Group approve (A) any consolidation or merger of the Group in which the Group is not the surviving corporation (other than a merger of the Group in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Group to an entity which is not a wholly-owned subsidiary of the Group.
     Amendment
     Our Board of Directors may, at any time amend, modify, suspend or terminate the Omnibus Plan, in whole or in part, without notice to or the consent of any participant or employee; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Omnibus Plan, (ii) lower the minimum exercise price at which an Option (or the base price at which a SAR may be granted), (iii) change the individual Award limits or (iv) require shareholder approval under NYSE rules, shall be subject to the approval of our shareholders. No amendment, modification or termination of the Omnibus Plan may in any manner adversely affect any Award theretofore granted under the Omnibus Plan, without the consent of the participant. However, for purposes of this provision, any payments made in accordance with the change of control provision described above, other accelerations of payments under the Omnibus Plan, or any decision by the Committee to limit participation or other features of the Omnibus Plan prospectively will not be deemed, an “adverse amendment” of the Omnibus Plan.
     No Limitation on Compensation; Scope of Liabilities
     Nothing in the Omnibus Plan limits our right to establish other plans if and to the extent permitted by applicable law. Our liability including that of our subsidiaries, under the Omnibus Plan is limited to the obligations expressly set forth in the Omnibus Plan.
     Tax Implications for Certain Awards
     The following is a brief description of the Puerto Rico and U.S. federal income tax consequences generally arising with respect to the grant of Options and SARs under the Omnibus Plan.
     Puerto Rico Code. A recipient of a QSO does not recognize income for Puerto Rico income tax purposes at the time of the grant of an option. In addition, no income for Puerto Rico income tax purposes is recognized at the time a QSO is exercised. On a subsequent sale or exchange of the shares acquired pursuant to the exercise of a QSO, the optionee may have taxable long-term or short-term capital gain or loss for Puerto Rico income tax purposes, depending on whether the shares were held for more than six months, measured by the difference between the amount realized on the disposition of such shares on his or her tax basis in such shares. Tax basis for Puerto Rico income tax purposes will, in general, be the amount paid for the shares. We will not be entitled to a business expense deduction in respect of the grant of the option, the exercise thereof or the disposition of the shares.
     With respect to a Nonstatutory Option, a recipient of a Nonstatutory Option does not recognize income for Puerto Rico income tax purposes at the time of grant of the Nonstatutory Option. The difference between the fair market value of the shares of stock on the date of exercise and the stock option exercise price generally will be treated as compensation income for Puerto Rico income tax purposes upon exercise, and we will be entitled to a deduction for Puerto Rico income tax purposes in the amount of income so recognized by the optionee. Upon a subsequent disposition of the shares, the difference between the amount received by the optionee and the fair market value of the shares of stock on the option exercise date will be treated as long or short-term capital gain or loss for Puerto Rico income tax purposes, depending on whether the shares were held for more than six months.
     For Puerto Rico income tax purposes, SARs will not result in taxable income to the recipient of a tax deduction for us at the time of grant. The exercise of SARs will generally result in compensation in the amount of the cash payment taxable as ordinary income for Puerto Rico income tax purposes to the employee. We may generally claim a tax deduction for Puerto Rico income tax purposes in the amount of any cash paid.
     Federal Tax Consequences. We and all of our operating subsidiaries, except Caribbean Pension Consultants, Inc., are organized under the laws of the Commonwealth of Puerto Rico and, at the present time, are not directly engaged in any trade or business in the United States (the “Non-U.S. Taxpayers”). Accordingly, the Non-U.S. Taxpayers are subject generally to a flat 30% federal income tax on their fixed or determinable, annual or periodic income, if any, from sources within the United States. The Non-U.S. Taxpayers would only be entitled to claim deductions in computing their U.S. income tax liability to the extent such deductions were directly related to any income effectively connected with the conduct of a trade or business in the United States. Because the Non-U.S. Taxpayers are not engaged in the conduct of a trade or business in the United States, the limitations imposed by Section 162(m) of the U.S. Code for compensation to certain highly paid executives should not limit the tax deductions available to the Non-U.S. Taxpayers under the Omnibus Plan for federal income tax purposes.
     Caribbean Pension Consultants, Inc. and any other subsidiary organized under the laws of any state of the United States (the “U.S. Taxpayer”) generally will be entitled to a tax deduction for federal income tax purposes equal to the amount recognized as ordinary income by the recipient in connection with the exercise of a Nonstatutory Option or SAR. The U.S. Taxpayer generally is not entitled to a tax deduction for federal income tax purposes with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” that is not “qualified performance based compensation” under Section 162(m) of the U.S. Code. Accordingly, the U.S. Taxpayer will not be entitled to any tax deduction for federal income tax purposes with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to dispositions of the shares and may not be entitled to any deduction for federal income tax purposes with respect to certain Options or SARs that may be exercised by or granted to “covered employees.”
     For purposes of the discussion below, some of the QSOs granted under the Omnibus Plan may also be treated as ISOs for purposes of Sections 421 and 422 of the U.S. Code.
     Residents of Puerto Rico. Recipients of Options or SARs who are residents of Puerto Rico during the entire taxable year and perform services for us or our subsidiaries in Puerto Rico, will not have any gross income for federal income tax purposes either in respect of (1) the grant or the exercise of Options or (2) the grant of, or the receipt of cash payments upon exercise of, SARs.
     Non-Residents of Puerto Rico and Residents of Puerto Rico who Perform Services Outside Puerto Rico. In general, an optionee who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside Puerto Rico, will not recognize taxable income for federal income tax purposes upon grant or exercise of an ISO and we and our subsidiaries will not be entitled to any business expense deduction for federal income tax purposes with respect to the grant or exercise of an ISO. However, upon the exercise of an ISO, the excess of the fair market value on the date of exercise of the shares received over the exercise price of the shares will be treated as an adjustment to alternative minimum taxable income for federal income tax purposes. In order for the exercise of an ISO to qualify for the foregoing tax treatment, the optionee generally must be an employee of us or our subsidiaries (within the meaning of Section 422 of the U.S. Code) from the date the ISO is granted through the date three months before the date of exercise.

     If the optionee has held the shares acquired upon exercise of an ISO for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the optionee, the difference, if any, between the sales price of the shares and the exercise price of the Option will be treated as long-term capital gain or loss for federal income tax purposes. If the optionee does not satisfy these holding period requirements, the optionee will recognize ordinary income for federal income tax purposes at the time of the disposition of the shares, generally in an amount equal to excess of the fair market value of the shares at the time the Option was exercised over the exercise price of the Option. The balance of the gain realized, if any, will be long-term or short-term capital gain for federal income tax purposes, depending upon whether or not the shares were sold more than one year after the Option was exercised. If the optionee sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the Option was exercised, the amount of ordinary income for federal income tax purposes will be limited to the amount realized on the sale over the exercise price of the Option. Subject to (1) any limitations imposed by Section 162(m) of the U.S. Code for federal income tax purposes, (2) the employee including such compensation in income for federal income tax purposes and (3) certain reporting requirements, we and our subsidiaries will be allowed a business expense deduction for federal income tax purposes to the extent the optionee recognized ordinary income. Upon any subsequent sale of the shares, the optionee will have taxable gain or loss for federal income tax purposes, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income for federal income tax purposes at the time the Option was exercised).
     In general, an optionee who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside of Puerto Rico, to whom a Nonstatutory Option is granted will recognize no income for federal income tax purposes at the time of the grant of the Option. Upon exercise of a Nonstatutory Option, an optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the Option (or, if the optionee is subject to restrictions imposed by Section 16(b) of the Exchange Act, upon the lapse of those restrictions, unless the optionee makes a special election within 30 days after exercise to have income determined without regard to the restrictions). Subject to (1) any limitations imposed by Section 162(m) of the U.S. Code for federal income tax purposes, (2) the employee including such compensation in income for federal income tax purposes and (3) certain reporting requirements, we will be entitled to a tax deduction for federal income tax purposes in the same amount. Upon a subsequent sale of the shares, the optionee will have taxable gain or loss for federal income tax purposes, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income for federal income tax purposes at the time the Option was exercised).
     Upon exercise of a SAR, an optionee who is a non-resident of Puerto Rico or a resident of Puerto Rico who performs services outside Puerto Rico will recognize ordinary income for federal income tax purposes in an amount equal to the cash received on the exercise date. If it complies with applicable withholding requirements, we and our subsidiaries will be entitled to a business expense deduction for federal income tax purposes in the same amount and at the same time as the optionee recognizes ordinary income for federal income tax purposes.
     Under the Omnibus Plan, upon the occurrence of certain “change in control” transactions involving us, all options then outstanding under the Omnibus Plan become immediately exercisable. Under certain circumstances, compensation payments attributable to such Options may be treated as “parachute payments” under the U.S. Code, in which case a portion of such payments may be nondeductible to us for federal income tax purposes and the recipient may be subject to a 20% excise tax under the U.S. Code.
     Other Information
     On March 30, 2007, the closing price of the Common Stock was $11.78.
The Board of Directors Recommends
that Stockholders Vote “For” this Proposal.

COMPENSATION DISCUSSION AND ANALYSIS
     Overview
     We are guided by the principle that our compensation program must not only promote our long-term success, but also provide significant rewards for outstanding financial performance while establishing clear consequences for under-performance. To this end, each element of compensation takes into account not only our competitive position and goals, but also each executive’s individual performance, commitment and achievements.
     Compensation Philosophy and Objectives
     The compensation program for our Named Executive Officers is intended to reward achievements of individual and business performance objectives, and align such objectives with the creation of shareholder value. It is also intended to attract and retain the most talented and effective executive team for us. Accordingly, the main objectives of our compensation program are to:
▪	Attract and retain seasoned executives;

▪	Reward superior performance at competitive levels;

▪	Promote teamwork and collaboration;

▪	Create long-term financial incentives; and

▪	Increase stock ownership.
     Our compensation analysis begins with a review of our strategic objectives and business plans. We then consider the scope of responsibilities of each executive, the compensation of similar executives at peer companies, and the relationship between pay and performance. We further evaluate whether our compensation program meets our goals by monitoring the engagement and retention of our executives.
     The Compensation Committee of our Board of Directors plays a key role in the development of our compensation program. As appropriate, the Committee looks to our Human Resources Department to support the Committee in its work. While the Committee values input and advice from this and other sources, it exercises its independent judgment in reaching its decisions and in making recommendations to our Board. We are cognizant of the competitive environment in which we must compete for superior executive talent and seek to maintain a compensation strategy that is competitive in the financial services industry in Puerto Rico. In evaluating our compensation program and authorizing bonus or equity grants under this program, the Committee takes into account several factors, including total compensation package, individual and business performance, total compensation-related expense, and percentage of income allocated to compensation related costs.
     In reaching its compensation recommendations to our Board, the Committee undertakes a review of both total compensation and each element of compensation relative to competitive benchmark data obtained from public sources, such as proxy statements and market surveys. The Committee also takes into consideration the scope, complexity and degree of challenge of each executive’s responsibilities, as well as his or her performance.

     Elements of Compensation
     To assure the appropriate mix of fixed versus variable compensation and focus on both short and long-term business performance, we have established four basic elements for our executive compensation program: base salary, annual bonus awards, long-term equity-based compensation, and change-in-control compensation.
     Base Salary. Base salary is generally designed to be competitive with comparable executive positions in peer group companies. However, each executive’s actual salary varies based on the complexity and unique challenges of his or her position, individual skills, experience, background and performance. Benchmark data for corporate executive salaries are also taken into consideration in determining periodic increases. Base salaries are reviewed at least annually by the Committee and adjusted at 12 to 24 month intervals. In fiscal 2006, the Committee reviewed all Named Executive Officer salaries. Based on the recommendation of the Committee, our Board of Directors approved base salary increases that averaged 5% for all Named Executive Officers, with the exception of the CEO whose base salary was increased pursuant to the terms of his employment agreement. The Committee has not approved salary increases for such executives in fiscal 2007.
     Annual Bonus Awards. Our annual bonus awards reflect a combination of three key elements: individual bonus targets, level of attainment of business performance targets, and individual achievements. We maintain a monthly scorecard for measuring financial, operational, and strategic results to determine the level of attainment of each executive’s performance goals. The scorecard’s result is then multiplied by the target bonus percentage for each executive to determine his or her bonus award. Annual bonus targets for our executive team are set within ranges determined by our Board of Directors, upon the Committee’s recommendation, based on the scope and complexity of each executive’s role. These ranges are designed to reflect competitive conditions and to ensure that a significant portion of each executive’s annual cash compensation is based on performance.
     Each executive has a target bonus percentage expressed as a percentage of his or her base salary, but the actual bonus payout ranges from 0% to 100% of the target depending on his or her performance against pre-established, objectively determined goals, and the results of his or her scorecard. At the beginning of each fiscal year, the Board reviews and approves an annual budget for the company as a whole and for each business segment. The Committee then reviews and assesses performance goals and makes recommendations about the proposed design of the annual bonus awards. These goals include minimum performance thresholds that must be met to earn any bonus award, as well as performance levels required to achieve maximum payouts. Maximum payout levels are intended to be available only for achievement of business performance significantly exceeding target levels.
     For fiscal 2006, the CEO had a bonus target of 50% of his base salary, provided all personal and company objectives were met. Since our net income goal for 2006 was not met, no payment was awarded to the CEO on account of our overall financial performance. However, the Committee approved a bonus equal to approximately 16% of his base salary on account of his strategic and individual accomplishments based on an evaluation of his performance against previously approved goals, including regulatory compliance achievements, day-to-day leadership, and outstanding strategic vision.
     The Committee also approved bonuses to each of the other Named Executive Officers ranging approximately from 13% to 29% of their respective base salaries on account of several important performance areas related to our business strategy, values and accomplishments, including customer satisfaction, strategic performance in the marketplace, achievements in critical milestones, risk management, overall teamwork, and personal development. The bonus paid to Héctor Méndez, our former Senior Executive Vice President, Treasurer and CFO, was based on the previously agreed-upon terms of his employment.
     Long-Term Incentive Compensation. Our long-term incentives are designed to ensure that executives have a continuing stake in our success and to encourage executives to focus on multi-year performance goals that will enhance the value of our stock. Such incentives are also designed to align executive performance with the creation of shareholder value.

     The Committee decided not to grant stock options in fiscal 2006 to the Named Executive Officers, with the exception of our CEO, who received 20,000 stock options as stipulated in his Employment Agreement, until the completion of a review of our equity-based compensation incentives and objectives. Given that our net income goal was not met in 2006, and except for our CEO who received 20,000 stock options as stipulated in his employment agreement, none of the other Named Executive Officers received any stock options in that year.
     In January 2007, we hired business consultant Watson Wyatt Worldwide to perform a review of our equity-based compensation incentives. Based on the recommendations presented by such consultant, we have proposed the adoption of an Omnibus Incentive Plan to replace each of our current Incentive Stock Option Plans and expand the forms of our equity-based incentives. We believe that the proposed Plan reflects new trends at peer group companies and that it will strengthen the link between executive performance and shareholder value by offering a wide variety of equity-based incentives. If approved by our shareholders, the Plan is expected to serve as a key component of our compensation program with more emphasis on long-term financial results.
     Change-in-Control Compensation. An important objective of our compensation program is not only the recruitment of seasoned executives but also their retention and commitment to our long-term success. Therefore, in order to promote their retention and reduce any concerns that they may be adversely affected in the event of a change-in-control of the company, we have entered into a change-in-control compensation agreement with each Named Executive Officer (among others) pursuant to which the executive is entitled to a cash payment equal to two times the sum of his or her annual base salary and last cash bonus if there is a “change in control” (as defined in each agreement) and as a result thereof or within one year thereafter his or her employment is terminated.
     Fringe Benefits and Allowances
     We offer fringe benefits, including a defined contribution plan and healthcare coverage, to our Named Executive Officers. These benefits are generally available to all of our employees. We also offer to our Named Executive Officers a non-qualified contribution plan for the deferral of taxable income and certain allowances, including car allowance. Such allowances are offered on a case-by-case basis and are not intended to constitute a significant portion of the executive’s compensation. Such benefits and allowances are reviewed annually by the Committee.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.
Submitted by:
Miguel Vázquez-Deynes
Juan C. Aguayo
Maricarmen Aponte
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee has served as an officer or employee of us or any of our subsidiaries, nor did any of them have any relationship requiring disclosure by us under Item 404 of SEC Regulation S-K. None of our executive officers served as a director of another entity, or as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board of Directors or as a member of our Compensation Committee at any time during 2006.

EXECUTIVE COMPENSATION
     The following table summarizes the total compensation for the CEO, the CFO, the three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at December 31, 2006, and an additional executive officer who was the CFO, but that resigned from the Group before the end of that year (collectively referred to as the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE
     The following table omits columns for stock awards, non-equity incentive plan compensation, changes in pension value, and above-market nonqualified deferred compensation earnings because we had no such awards, compensation, pension or changes in 2006.

				Option	All Other
		Salary	Bonus	Awards	Compensation		Total
Name	Year	($)	($)	($)	($)		($)
José Rafael Fernández	2006	375,000	59,108	22,601	48,000	[1]	504,709
President & CEO

Norberto González	2006	264,500	34,936	—	24,000	[2]	323,436
Executive Vice President & CFO

José E. Fernández-Richards	2006	225,650	50,100	—	36,000	[3]	311,750
Executive Vice President of Banking Services

Carlos J. Nieves	2006	279,125	37,600	—	36,000	[4]	352,725
Senior Executive Vice President & COO of Financial Services

Ganesh Kumar	2006	256,250	75,100	—	54,000	[5]	385,351
Executive Vice President of Strategic Planning

Héctor Méndez[6]	2006	187,692	125,300 [7]	—	32,579	[8]	345,571
Former Senior Executive Vice President, Treasurer & CFO

1.	This amount includes $30,000 for car allowance and $18,000 for business-related expenses.

2.	This amount represents $24,000 for car allowance.

3.	This amount includes $24,000 for car allowance and $12,000 for business-related expenses.

4.	This amount includes $21,999.96 for car allowance and $14,000 for business-related expenses.

5.	This amount represents $54,000 for living allowance.

6.	Resigned from the Group effective July 31, 2006.

7.	This amount includes a $125,000 guaranteed bonus.

8.	This amount includes $14,000 for car allowance and $18,579 for business-related expenses.

     Employment Agreement
     On April 4, 2005, we entered into an Employment Agreement with José Rafael Fernández for a term of thirty-six months effective on January 1, 2005 and terminating on December 31, 2007. Notwithstanding the foregoing, the agreement provides that no less than 120 days before the expiration date, the parties will determine whether to extend the term, and, if extended, under which terms and conditions. The agreement provides for the following salary: (i) an annual base salary of $325,000 equivalent to $27,083.33 per month from January 1 to June 30, 2005; (ii) an annual base salary of $350,000 equivalent to $29,166.66 per month from July 1, 2005 to June 30, 2006; (iii) an annual base salary of $400,000 equivalent to $33,333.33 per month from July 1, 2006 to June 30, 2007; and (iv) an annual base salary of $450,000 equivalent to $37,500 per month from July 1 to December 31, 2007. The agreement further provides that he will receive an annual car allowance in the amount of $30,000 and $18,000 per year for membership expenses for such social and business clubs and professional or training expenses which in his judgment are reasonably appropriate to the performance of his duties as President and CEO. The agreement also provides that the base salary for any extension of the term of the agreement will be mutually agreed by the Compensation Committee and Mr. Fernández; provided, however, that at no time will such base salary be reduced below the amount set forth above for the second year of the agreement. Pursuant to the agreement, Mr. Fernández is entitled to participate in, and receive the benefits of, any stock option plan, profit sharing plan or other plans, benefits and privileges given to our employees and executives for which he may qualify. Such benefits will be provided to Mr. Fernández while he is employed under the terms of the agreement or any extension thereof. In contemplation of the agreement, on November 29, 2004, we granted to Mr. Fernández an option to purchase 20,000 shares of our common stock. Pursuant to the agreement, we will grant to Mr. Fernandez options to purchase 20,000 shares of our common stock on January 1, 2006 and January 1, 2007. The options may be exercised by Mr. Fernández during a period commencing on the first and ending on the tenth anniversary of the grant. Notwithstanding the above limitations, these options will become immediately exercisable if Mr. Fernández dies, is disabled or retires, or if there occurs a change in control of the Group. The options will survive one year after termination of the agreement, unless termination is the result of Mr. Fernández’s willful and continued failure to perform his duties, illegal conduct or gross misconduct materially injurious to the company, a regulatory order, or as a result of appointment by court or other public authority of a legal custodian for the Group for the purpose of liquidation.
     The agreement may be terminated by our Board of Directors for “just cause” (as such term is defined in the agreement) at any time. In the event that employment is terminated for “just cause,” Mr. Fernández will have no right to compensation or other benefits for any period after such termination.
     The agreement also provides that Mr. Fernández may terminate his employment for “good reason,” which includes: (i) failure by us to comply with any material provision of the agreement, which failure has not been cured within ten days after notice thereof has been given by Mr. Fernández; or (ii) any purported termination of Mr. Fernández’s employment which is not effected pursuant to a notice of termination satisfying certain requirements set forth in the agreement. If Mr. Fernández terminates his employment for “good reason,” we are required to pay him as severance an amount equal to two times the aggregate annual compensation paid or payable to him (including salary, bonus, car allowance and the value of any other benefits provided to him) during the year in which the termination occurs. The severance payment is to be made in a lump sum on or before the fifth day following the date of termination.
     The agreement contains provisions restricting Mr. Fernández’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with us. The agreement does not contain any provision restricting Mr. Fernández’s right to compete against us upon termination of employment. The agreement further contains provisions protecting our confidential information and trade secrets.

     Change in Control Compensation Agreements
     We have entered into Change in Control Compensation Agreements with José J. Gil de Lamadrid, José Rafael Fernández, Carlos J. Nieves, Ganesh Kumar, Norberto González, José E. Fernández-Richards, Mari Evelyn Rodríguez and Julio R. Micheo. Each agreement remains in full force as long as the person is employed by us and, in the case of Mr. Gil de Lamadrid, as long as his Non-Executive Chairman Agreement is in effect.
     Under the agreements, the aforementioned persons are entitled to certain cash payment compensation in the event there is a “change in control of the company” and as a result thereof or within one year after the change in control, the person’s employment is terminated by us or our successor in interest. The cash compensation will be an amount equal to two times the sum of such person’s annual base salary at the time the termination of his or her employment occurs and his or her last cash bonus paid prior to the termination of his employment.
     For purposes of the agreements, a “change in control of the company” is deemed to have occurred if any person or persons acting as a group within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 is or becomes the “beneficial owner” (as defined in Rule 13d-3 thereunder), directly or indirectly, of our securities representing 25% or more of either the then outstanding shares of our common stock or the combined voting power of our then outstanding securities and if individuals who on the date of the agreements are members of our Board of Directors cease for any reason to constitute at least a majority thereof, unless the appointment, election or nomination of each new director who was not a director on the date of the agreements has been approved by at least two-thirds of the directors in office on the date of the agreements.
     401(k)/1165(e) Plan
     All of our employees, including the employees of our subsidiaries, are eligible to participate in the Oriental Group CODA Profit Sharing Plan (the “401(k)/1165(e) Plan”). The 401(k)/1165(e) Plan is a defined contribution plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended. The 401(k)/1165(e) Plan offers eligible participants several investment alternatives, including several U.S. mutual funds, a money market account, and shares of our common stock. Contributions made through payroll deductions not in excess of 10% of annual base salary or $8,000, whichever is less, may be accumulated per year as before-tax savings. We contribute 80 cents for each dollar contributed by an employee up to $832 per year. The matching contribution is invested in shares of our common stock. In 2006, we contributed 12,787 shares of our common stock to the 401(k)/1165(e) Plan valued at approximately $168,201.34 at December 31, 2006.

GRANTS OF PLAN-BASED AWARDS
     The following table omits columns for stock awards and for estimated future payouts under non-equity and equity awards because we did not grant any stock awards in 2006, nor did we grant in that year any options subject to specified performance targets. We awarded 20,000 stock options to our President and CEO in 2006, as provided in his Employment Agreement.

Number of
		Securities	Exercise Price of	Grant Date Fair
		Underlying Options	Option Awards	Value of Option
Name	Grant Date	(#)	($/Sh)	Awards
José Rafael Fernández	01/01/2006	20,000	12.36	6,247.83 [1]
Norberto González	—	—	—	—
José E. Fernández-Richards	—	—	—	—
Carlos J. Nieves	—	—	—	—
Ganesh Kumar	—	—	—	—
Héctor Méndez[2]	—	—	—	—

1.	Fair Market Value per FASB Statement 123(R).

2.	Resigned from the Group effective July 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
     The following table omits the columns for unearned options and for stock awards because we had no such options or awards outstanding at the end of 2006.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
José Rafael Fernández	22,181	—	10.1430	07/15/2007
	14,143	—	7.1770	08/29/2010
	21,213	—	7.7390	08/29/2010
	915	—	6.2800	03/15/2011
	16,638	—	6.2800	03/15/2011
	2,344	—	12.0200	04/02/2012
	30,250	—	12.0200	04/02/2012
	22,000	—	24.2730	07/01/2014
	22,000	—	27.3640	11/29/2014
		40,000	15.1100	07/01/2015
		20,000	12.3600	01/01/2016

Norberto González	15,150	—	16.7270	03/10/2013
	16,500	—	23.7450	01/27/2014

José E. Fernández-Richards	16,638	—	11.1680	12/01/2011
	22,688	—	13.3290	04/02/2012
	18,150	—	19.8020	08/05/2013

Carlos J. Nieves	24,200	—	19.8020	08/05/2013
	22,000	—	24.2730	07/01/2014

Ganesh Kumar	22,000	—	23.7450	01/27/2014
	20,000	—	27.8000	01/12/2015

Héctor Méndez[1]	—	—	—	—
OPTION EXERCISES AND STOCK VESTED
     No stock options were exercised by the Named Executive Officers in 2006.

1.	Resigned from the Group effective July 31, 2006.

NONQUALIFIED DEFERRED COMPENSATION

			Aggregate	Aggregate	Aggregate
	Executive	Registrant	Earnings	Withdrawals/	Balance
	Contributions	Contributions	in Last	Distributions	at Last
Name	in Last FY ($)	in Last FY ($)	FY ($)	($)	FYE ($)
José Rafael Fernández	112,902	—	22,652	—	994,048
Norberto González	—	—	—	—	—
José E. Fernández-Richards	89,990	—	4,059	—	422,204
Carlos J. Nieves	—	—	—	—	—
Ganesh Kumar	44,000	—	4,472	(12,177)	233,382
Héctor Méndez[1]	—	—	—	—	—
     We offer our executive officers a non-qualified deferred compensation plan, where such executives are allowed to defer taxable income. The plan is not intended to meet the requirements of Section 1165 of the Puerto Rico Internal Revenue Code of 1994, and therefore, does not meet the funding, employee coverage, and other requirements which “qualified retirement plans” must satisfy thereunder.
     However, the plan is intended to constitute an unfunded arrangement maintained “primarily for the purposes of providing deferred compensation for a select group of management or highly compensated employees” for purposes of Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, known as “ERISA.” Under the plan, the executive’s current taxable income is reduced by the amount being deferred, which may be up to 100% of his or her salary and bonus. Funds contributed thereto can accumulate without current income tax to the individual. Taxes are due when the funds are withdrawn at the then current income tax rate applicable to the individual, which may be lower than his or her current income tax bracket. The plan allows participants to choose the manner in which some or all of the assets in their accounts are invested from a range of investment options designated by the plan’s trustee.

1.	Resigned from the Group effective July 31, 2006.

DIRECTOR COMPENSATION
     The following table omits the columns for stock awards, non-equity incentive plan compensation, and change in pension value and above-market nonqualified deferred compensation earnings because we had no such awards, compensation or earnings for such directors in 2006.

	Fees Earned	Option	All Other
	or Paid in	Awards	Compensation		Total
Name	Cash ($)	($)	($)		($)
José J. Gil de Lamadrid	137,021	392	8,000	[1]	145,413
Francisco Arriví	45,869		—		45,869
Nelson García	45,670		—		45,670
Maricarmen Aponte	48,203		—		48,203
Miguel A. Vázquez	52,053		—		52,053
Emilio Rodríguez, Jr.[2]	—		15,194	[3]	15,195
Pablo I. Altieri	34,903		—		34,903
Efrain Archilla[4]	13,419		25,000	[5]	38,419
Juan Carlos Aguayo	37,403		—		37,403
Julián Inclan[4]	25,969		—		25,969
Pedro Morazzani	5,017		—		5,017
José Enrique Fernández[6]	425,000		1,224,000	[7]	1,649,000
     Except for José J. Gil de Lamadrid, Chairman of the Board, and José Rafael Fernández, President and CEO, each non-employee director receives an annual retainer of $26,000, payable in equal monthly installments, plus a fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended (other than a committee presided by any such director), except that for attending meetings of the Audit Committee the fee is $850 per meeting. Furthermore, the Chairman of the Audit Committee receives an additional annual retainer of $80,000 and the Chairpersons of the Compensation Committee and the Corporate Governance and Nominations Committee each receives an additional annual retainer of $12,000. Such retainers are payable in equal monthly installments.
     The Chairman of Board is compensated pursuant to the terms of the Non-Executive Chairman Agreement, which is described below under the subheading “Non-Executive Chairman Agreement.” The President and CEO,

1.	Consists of an amount deferred by him.

2.	Director of the Group until November 28, 2005.

3.	On May 11, 2006, the Compensation Committee approved the payment of $10,195 in special compensation to former director Emilio Rodríguez. The purpose of such payment was to compensate him for certain vested in-the-money stock options which, due to a failure in communication, he was not able to exercise prior to the effective date of his resignation as he intended to do. Mr. Rodríguez’s decision to exercise such options failed to reach appropriate persons within the Group prior to his resignation. As a result, pursuant to the provisions of our Incentive Stock Option Plans, his options expired on the effective date of his resignation. On May 18, 2006, our Board of Directors approved the payment of an additional $5,000 to Mr. Rodríguez as a special bonus in recognition for his many years of service to us.

4.	Director of the Group until November 1, 2006.

5.	On September 13, 2006, the Compensation Committee approved a special compensation of $15,000, which the Committee increased to $25,000 on January 10, 2007, to former director Efraín Archilla in recognition for his many years of service to us.

6.	Resigned from the Group effective May 10, 2007.

7.	Consists of $600,000 for his services in connection with the selection and engagement of Bear Stearns Asset Management, Inc., as the Group’s investment manager (of which Mr. Fernández asked us to donate an aggregate of $150,000 to two non-profit entities, as described herein under the heading “Certain Relationships and Related Transactions”); a special compensation of $600,000 for his many years of service to the Group; and a $24,000 car allowance.

who is a Board member, does not receive director’s fees and is compensated exclusively pursuant to the Employment Agreement, which is described above under the subheading “Employment Agreement.”
     José Enrique Fernández, former Chairman of the Board who resigned as director effective May 10, 2007, was compensated in fiscal 2006 pursuant to an agreement which the Board decided to maintain in effect until its original termination date of December 31, 2007, notwithstanding his decision to step down as Chairman of the Board on November 1, 2006, and which the Board then decided to honor and liquidate upon his resignation as director. The agreement is described below under the subheading “José Enrique Fernández’s Agreement.” The Board’s decision of November 1, 2006 to maintain in effect Mr. Fernández’s agreement was in recognition that the retention of his services was of material importance to us for a smooth and effective transition of leadership, and to help preserve and enhance our business.
     Non-Executive Chairman Agreement
     On November 28, 2006, we entered into a Non-Executive Chairman Agreement with José J. Gil de Lamadrid, C.P.A. for a term of three years commencing on November 1, 2006 and ending on October 31, 2009. The agreement provides for payment to Mr. Gil de Lamadrid of: (i) an annual base fee of $200,000 payable in equal monthly installments; (ii) an annual cash bonus of $50,000, of which 50% is payable not later than December 31 of each year and the remaining 50% is payable not later than June 30 of the subsequent year; and (iii) an annual allowance of $50,000 to cover certain costs and expenses incurred by him, including, among others, automobile expenses and membership fees for social and business clubs. It also provides for the Group’s reimbursement of all reasonable travel and other expenses incurred by him in the performance of his duties under the agreement. It also requires the Group to provide him with office facilities, including all necessary secretarial services and suitable accommodations, and to grant him 10,000 stock options per year for the purchase of shares of the Group’s common stock. Unless there is a change in control of the Group, up to 25% of such options may be exercised by him each year commencing after the third anniversary of the agreement.
     The agreement further provides that, during its term, the Group’s Board of Directors will nominate and recommend to the stockholders the election of Mr. Gil de Lamadrid as a director at any election of directors in which his term as director will expire, and, if elected, the Board of Directors will elect him to the position of Chairman.
     The agreement may be terminated by the Board of Directors for “just cause” (as such term is defined therein) at any time. In the event it is terminated for “just cause,” Mr. Gil de Lamadrid will have no right to compensation or other benefits for any period after such termination. However, if it is terminated by the Board of Directors other than for just cause and other than in connection with a change in control of the Group, or if Mr. Gil de Lamadrid terminates the agreement for “good reason” (as such term is defined therein), the Company is required to pay him an amount equal to two times the aggregate annual compensation paid or payable to him, including base fee, bonus (equal to the highest cash bonus paid to him in any of the two fiscal years prior to the termination date), car allowance, and the value of any other benefits provided to him during the year in which the termination occurs. The payment is to be made in a lump sum on or before the fifth day following the date of termination.
     The agreement contains provisions restricting Mr. Gil de Lamadrid’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with or to any business of the Group. The agreement does not contain any provision restricting his right to compete against the Group upon termination of the agreement.

     José Enrique Fernández’s Agreement
     We had an agreement with José Enrique Fernández for a term of three years commencing on January 1, 2005 and terminating on December 31, 2007, which superseded and replaced a previous employment agreement dated April 4, 2002, between Oriental Bank and Trust and Mr. Fernández. The agreement provided for an annual base fee of $300,000 in the first year of the agreement, $225,000 in the second year of the agreement, and $150,000 in the third year of the agreement. The agreement provided that Mr. Fernández would be paid an annual cash bonus of $200,000 in each of the first and second years of the agreement and $150,000 in the third year, payable to him not later than January 15 of each year. The agreement also provided that we would give him a car allowance of $30,000 in the first year of the agreement and $24,000 in the second year. The agreement further provided that we would pay for his membership in such social and business clubs that in his judgment were reasonably appropriate for the performance of his duties. We would also pay for a 10-year term life insurance policy in the amount of $2 million, covering his life, for the benefit of his estate. Pursuant to the agreement, we also furnished him, during its term, with private office facilities and provided all necessary secretarial services and such other suitable assistance and accommodations. The agreement also provided that, during its term, our Board of Directors would nominate and recommend to the stockholders his election as a director at any election of directors in which his term as a director would expire.
     The agreement provided for termination by our Board of Directors for “just cause” (as such term was defined in the agreement) at any time. In the event it were terminated for “just cause,” Mr. Fernández would have no right to compensation or other benefits for any period after such termination. If it had been terminated by our Board of Directors, other than for just cause and other than in connection with a change in control of the Group, or if Mr. Fernández would have terminated the agreement for “good reason,” we would have been required to pay him an amount equal to two times the aggregate annual compensation paid or payable to him, including base fee, bonus (equal to the highest cash bonus paid to him in any of the two fiscal years prior to the termination date), car allowance, and the value of any other benefits provided to Mr. Fernández during the year of termination. The payment would have been made in a lump sum on or before the fifth day following the date of termination. The term “good reason” included: (i) failure by us to comply with any material provision of the agreement, which failure has not been cured within ten days after notice thereof has been given by Mr. Fernández; and (ii) any purported termination of the agreement which is not effected pursuant to a notice of termination satisfying certain requirements set forth in the agreement.
     The agreement contained provisions restricting Mr. Fernández’s ability to engage or participate in, become a director of, or render advisory or other services to any firm or entity competitive with us. However, it waived his investment and active involvement in Omega Overseas Investment, Inc., a Puerto Rico international banking entity, from such non-competition covenant. The agreement did not contain any provision restricting Mr. Fernández’s right to compete against us after its termination.
AUDIT COMMITTEE REPORT
     The Audit Committee assists the Board of Directors in its oversight of the financial reporting process of Oriental Financial Group Inc. (the “Group”). The Audit Committee’s responsibilities are more fully described in its charter, a copy of which is available on the Group’s website at www.orientalfg.com.
     Management has the primary responsibility for the preparation and integrity of the Group’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Group’s independent auditors are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the period ended December 31, 2006 with the Group’s management and has discussed with KPMG LLP (“KPMG”) the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, KPMG has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with KPMG their independence.
     Based on such reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Group’s annual report on Form 10-K for the year ended December 31, 2006, for filing with the U.S. Securities and Exchange Commission.
Submitted by:
Nelson García
Miguel Vázquez-Deynes
Francisco Arriví
Pedro Morazzani
INDEBTEDNESS OF MANAGEMENT
     Certain transactions involving loans and deposits were transacted in 2006 between our banking subsidiary, Oriental Bank and Trust, some of our directors and executive officers, including those of our other subsidiaries, and persons related to or affiliated with such persons. All such transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of uncollectability or other unfavorable features. At present, none of the loans to such directors and executive officers, including persons related to or affiliated with such persons, is non-performing.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In the fourth quarter of 2006, we donated an aggregate of $550,000 to the Sila Calderón Foundation, the Fernández-Bjerg Foundation, the University of Notre Dame, and the San Juan Archdiocese of the Roman Catholic Church, which are all non-profit entities, in recognition of José Enrique Fernández, our former Chairman, President, and CEO, who resigned as director effective May 10, 2007, for enhancing the value of the Group over the course of his 19 years of leadership. Mr. Fernández is a member of the boards of trustees of the Sila Calderón Foundation, the University of Notre Dame, and the Fernández-Bjerg Foundation. The donations were as follows: $200,000 to the Fernández-Bjerg Foundation, $200,000 to the University of Notre Dame, $100,000 to the Sila Calderón Foundation, and $50,000 to the San Juan Archdiocese. The donations to the Fernández-Bjerg Foundation and to the University of Notre Dame were evaluated and approved by our Board of Directors. The donations to the Sila Calderón Foundation and the San Juan Archdiocese consist of amounts that we owed Mr. Fernández for services rendered to us, but which he asked us to donate to these entities.
     The law firm of Delgado & Fernández, LLP, San Juan, Puerto Rico has continuously provided legal and notarial services to us since 1997 in the areas of mortgage lending, mortgage foreclosures and debt recovery, general legal advice, and commercial and labor litigation. The brother of José Rafael Fernández, our President and CEO, is a partner at that firm. We engaged the firm before Mr. Fernández became our President and CEO and a member of the Board. During 2006, we paid the firm a total of $417,873.12 for legal services rendered to us and out-of-pocket expenses incurred by them on our behalf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     We are required to identify any director, executive officer or person who owns more than 10% of our equity securities who failed to timely file with the SEC a required report under Section 16(a) of the Securities Exchange Act of 1934. Based solely on the review of copies of such forms and on other information furnished to us by such individuals, we believe that during and with respect to 2006 such persons timely filed all required reports, except as follows:
(1)	A late Form 3 was filed by Carlos Vélez on June 20, 2006 to report that he had no initial holdings of common stock of the Group.

(2)	A late Form 4 was filed by Carlos Vélez on June 20, 2006 to report certain stock option grants by the Group to him.

(3)	A late Form 4 was filed by José Rafael Fernández on June 21, 2006 to report certain stock option grants by the Group to him.

(4)	A late Form 3 was filed by Nelson García on June 23, 2006 to report that he had no initial holdings of common stock of the Group.

(5)	A late Form 3 was filed by Julio Micheo on January 11, 2007 to report that he had no initial holdings of common stock of the Group.

STOCK PERFORMANCE GRAPH
     The stock performance graph below compares the cumulative total stockholder return of our shares of common stock from December 31, 2001 to December 31, 2006, with the cumulative total return of the Russell 2000 Index and the SNL Bank Index. The peer group and broad equity market indexes used herein are respectively the Russell 2000 Index and the SNL Bank Index.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Oriental Financial Group Inc.	100.00	148.17	219.51	271.38	123.10	134.70
Russell 2000	100.00	79.52	117.09	138.55	144.86	171.47
SNL Bank Index	100.00	91.69	123.69	138.61	140.50	164.35
Total Return Performance
Source: SNL Financial LC, Charlottesville, VA© 2007
     The Board of Directors recognizes that the market price of our shares of common stock is influenced by many factors, only one of which is our financial performance. The stock price performance graph shown above is not necessarily indicative of future price performance.

INDEPENDENT AUDITORS
     Deloitte & Touche LLP (“Deloitte & Touche”) served as our independent registered public accounting firm for the four fiscal years in the period ended June 30, 2005 and the quarter ended September 30, 2005. Services provided to us and our subsidiaries by Deloitte & Touche included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     As previously disclosed, the Audit Committee of our Board of Directors requested proposals from several registered public accounting firms in Puerto Rico to audit our financial statements for the six-month transition period ended December 31, 2005 and the fiscal year ending December 31, 2006. On October 25, 2005, the Audit Committee appointed KPMG LLP (“KPMG”), as our independent registered public accounting firm for such periods. The engagement of Deloitte & Touche, as our independent registered public accounting firm, ended with the filing of our quarterly report on Form 10-Q for the quarter ended September 30, 2005.
     Deloitte & Touche’s report on our financial statements for the fiscal year ended June 30, 2005 did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During such period and the interim period through the date of KPMG’s appointment, there were no disagreements between Deloitte & Touche and us on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to Deloitte & Touche’s satisfaction, would have caused it to make reference to the subject matter thereof in connection with its report. Furthermore, during such periods, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of SEC Regulation S-K, advised by Deloitte & Touche to us.
     During the period ended June 30, 2005 and the interim period prior to the engagement of KPMG, we did not consult KPMG on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement with Deloitte & Touche, as described above, or a “reportable event” advised by Deloitte & Touche to us.
     KPMG served as our independent registered public accounting firm for the six-month transition period ended December 31, 2005 and for the fiscal year ended December 31, 2006. Services provided to us and our subsidiaries by KPMG included the examination of our consolidated financial statements, limited revisions of our quarterly reports, audits of our subsidiaries, audits of our employee benefits plan, services related to our filings with the SEC and other regulatory agencies, and consultations on various tax and accounting matters.
     The Audit Committee reviewed and approved all audit and non-audit services rendered by Deloitte & Touche and KPMG to us and our subsidiaries, and concluded that the provision of such services was compatible with the maintenance of Deloitte & Touche’s and KPMG’s independence in the conduct of its auditing functions. The Audit Committee has adopted a pre-approval policy regarding the procurement of audit and non-audit services, which is available on our website at www.orientalfg.com. The Audit Committee intends to review such policy periodically.
     The aggregate fees billed by KPMG for the six-month transition period ended December 31, 2005 and the fiscal year ended December 31, 2006 for the various services provided to us were as follows:

	Six-Month
	Transition	Fiscal Year
	Period Ended	Ended
	December 31,	December 31,
Type of Fees	2005	2006
Audit Fees	$226,600	$1,337,000	[1]
Audit-Related Fees	2,000	30,000	[2]
Tax Fees	57,225	63,101	[3]
All Other Fees	—	—

	$285,825	$1,430,101

     As defined by the SEC, (i) “audit fees” are fees for professional services rendered by our principal accountant for the audit of our annual financial statements, including the audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, and review of financial statements included our Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years; (ii) “audit-related fees” are fees for assurance and related services by our principal accountant that are reasonably related to the performance of the audit or review of our financial statements and consisted of employee benefit plan audits and accounting consultations; (iii) “tax fees” are fees for professional services rendered by our principal accountant for tax compliance, tax advice, and tax planning; and (iv) all other fees” are fees for products and services provided by our principal accountant, other than the services reported under “audit fees,” “audit-related fees,” and “tax fees.”
     We expect that KPMG will have representatives present at the annual meeting who will have an opportunity to make a brief statement if they desire to do so, and who will be available to respond to appropriate questions.
STOCKHOLDER PROPOSALS
     Stockholder proposals intended to be presented at the 2008 annual meeting of stockholders must be set forth in writing and received by the Secretary of the Board of Directors, Oriental Financial Group Inc., P.O. Box 195115, San Juan, Puerto Rico 00919-5115, no later than the close of business on January 31, 2008.
ANNUAL REPORTS
     A copy of our 2006 annual report to stockholders accompanies this proxy statement. The annual report is not part of the proxy solicitation materials.

1.	This amount is divided as follows: $887,000 for our 2005 audit and $450,000 for our 2006 audit.

2.	Relates to the 2005 audit of our 401(k)/1165(e) Plan.

3.	This amount is divided as follows: $54,508 for our 2005 income tax return and $8,593 for our 2006 income tax return.

     Upon receipt of a written request, we will furnish to any stockholder without charge a copy of our 2006 annual report on Form 10-K, including the financial statements and schedules, and a list of the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934. Such written request should be directed to Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 10 E. 40th Street, Suite 1308, New York, NY 10016; Telephone: (212) 532-3232 or (800) 421-1003; Facsimile: (212) 679-7999; E-mail: ofg@anreder.com.

BY ORDER OF THE BOARD OF DIRECTORS

José J. Gil de Lamadrid
Chairman
May 16, 2007
San Juan, Puerto Rico

APPENDIX A
ORIENTAL FINANCIAL GROUP INC.
2007 OMNIBUS PERFORMANCE INCENTIVE PLAN
ARTICLE I
PURPOSE
     The Corporation (as defined below) has previously adopted the Oriental Financial Group Inc. 1996, 1998 and 2000 Incentive Stock Option Plans (the “Stock Option Plans”), which were intended to provide equity-based compensation incentives through the grant of stock options. Effective upon the adoption of the “Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan” (the “Plan”) by the Corporation’s shareholders, the Plan will replace and supersede the Stock Option Plans. All outstanding stock options under the Stock Option Plans shall continue in full force and effect, subject to their original terms, after the Plan replaces and supersedes the Stock Option Plans under the terms and conditions noted above.
     The purpose of the Plan is to provide flexibility to the Corporation and its Affiliates (as defined below) to attract, retain and motivate their directors, officers, and key employees through the grant of awards based on performance and to adjust its compensation practices to the best compensation practices and corporate governance trends as they develop from time to time. The Plan is further intended to motivate high levels of individual performance coupled with increased shareholder returns.
ARTICLE II
DEFINITIONS
2.1. Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
     “Adjusted Net Income” means the Corporation’s consolidated net income applicable to common shareholders as it appears on an income statement of the Corporation prepared in accordance with generally accepted accounting principles, excluding the effects of Extraordinary Items.
     “Adjustment Event” means any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, dissolution, liquidation, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Corporation.
     “Affiliate” means any corporation or other form of entity of which the Corporation owns, from time to time, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other equity interests.
     “Alternative Awards” shall have the meaning set forth in Section 10.3 of the Plan.
     “Award” means the award of a Performance Unit, Option, SAR, Restricted Stock, Restricted Unit or Performance Share, including any associated Dividend Equivalents, under the Plan.
     “Beneficial Owner” means any “person,” as such term is used in Section 13(d) of the Exchange Act, who, directly or indirectly, has or shares the right to vote, dispose of, or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

     “Board” means the Board of Directors of the Corporation.
     “Cause” means, with respect to a Participant, any of the following (as determined by the Committee in its sole discretion): (i) dishonesty, fraud or misrepresentation; (ii) inability to obtain or retain appropriate licenses; (iii) violation of any rule or regulation of any regulatory agency or self-regulatory organization; (iv) violation of any policy or rule of the Corporation or any Affiliate; (v) commission of a crime; (vi) breach by a Participant of any written covenant or agreement with the Corporation or any Affiliate not to disclose or misuse any information pertaining to, or misuse any property of, the Corporation or any Affiliate, or (vii) any act or omission detrimental to the conduct of the business of the Corporation or any Affiliate in any way.
     A “Change of Control” shall be deemed to have occurred if:
     (i) any Person acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding Common Stock of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or
     (ii) the shareholders of the Corporation approve (A) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.
     “Change of Control Price” means the highest price per share of Common Stock paid in conjunction with any transaction resulting in a Change of Control (as determined in good faith by the Committee if any part of the offered price is payable other than in cash).
     “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate from time to time, which committee shall consist exclusively of two or more Board members, each of whom must be an “independent director” under the corporate governance listing standards of the NYSE or any successor thereto.
     “Common Stock” means the common stock of the Corporation, par value $1.00 per share.
     “Corporate Event” means a merger, consolidation, recapitalization or reorganization, share exchange, division, sale, plan of complete liquidation or dissolution, or other disposition of all or substantially all of the assets of the Corporation, which has been approved by the shareholders of the Corporation.
     “Corporation” means Oriental Financial Group Inc., a Puerto Rico corporation, and any successor thereto.
     “Director” means a member of the Board of Directors of the Corporation or any Affiliate.
     “Disability” means with respect to any Participant, long-term disability as defined under the welfare benefit plan maintained by either the Corporation or an Affiliate and in which the Participant participates and from which the Participant is receiving a long-term disability benefit.
     “Dividends” means the regular cash dividends paid by the Corporation upon one share of Common Stock from time to time.

     “Dividend Equivalents” means an amount equal to the regular cash dividends paid by the Corporation upon one share of Common Stock in connection with the grant of Restricted Units, Performance Shares, Options, and/or SARs awarded to a Participant in accordance with Article VIII of the Plan.
     “Effective Date” generally means the first date upon which the Plan shall become effective, which will be the date the Plan has been both (a) approved by the Board and, (b) within twelve (12) months, approved by a majority of the votes cast at a duly held meeting of shareholders of the Corporation at which the requisite quorum, as set forth in the Corporation’s certificate of incorporation, of outstanding voting stock of the Corporation is, either in person or by proxy, present and voting on the Plan.
     “Eligible Individual” means (i) any individual who is an employee (including each officer or employee who is a member of the Board) of the Corporation or of any Affiliate, and (ii) any Non-Employee Director.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Executive Officer” means each person who is an officer of the Corporation or of any Affiliate and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.
     “Extraordinary Items” means (i) extraordinary, unusual and/or non-recurring items of gain or loss, including but not limited to, restructuring or restructuring-related charges, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, all of which are identified in the Corporation’s audited financial statements or the Corporation’s annual report to stockholders, or (v) those other items determined by the Committee.
     “Fair Market Value” means, on any date, the price of the last trade in the Common Stock on such date on the NYSE or, if at the relevant time, the Common Stock is not listed to trade on the NYSE, on such other national security exchange or recognized quotation system on which the trading prices of the Common Stock are then listed or quoted (the “Applicable Exchange”). In the event that (i) there are no Common Stock transactions on the Applicable Exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported, and (ii) if the Applicable Exchange adopts a trading policy permitting trades after 4:00 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 4:00 P.M. EST (or such earlier or later time as the Committee may establish from time to time).
     “ISO” means an Option that is an “incentive stock option” within the meaning of U.S. Code Section 422.
     “Non-Employee Director” means a member of the Board of Directors of the Corporation or of any Affiliate who is not an employee of the Corporation or of any Affiliate.
     “Nonstatutory Stock Option” means an Option that is not an ISO or a QSO.
     “NYSE” means the New York Stock Exchange.
     “Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an ISO, (ii) a QSO or (iii) a Nonstatutory Stock Option.
     “P.R. Code” means the Puerto Rico Internal Revenue Code of 1994, as amended, including, for these purposes, any regulations promulgated by the Puerto Rico Department of the Treasury with respect to the provisions of the P.R. Code, and any successor thereto.

     “Participant” shall have the meaning set forth in Article III of the Plan.
     “Performance Cycle” means the period selected by the Committee during which the performance of the Corporation or any Affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.
     “Performance Goals” means the objectives for the Corporation, any Affiliate or business unit thereof, or an Eligible Individual, that may be established by the Committee for a Performance Cycle with respect to any performance based Awards contingently granted under the Plan.
     “Performance Share Award” means an Award made pursuant to Article IX of the Plan, which are units denominated in Common Stock, the number of such units which may be adjusted over a Performance Cycle based upon the satisfaction of Performance Goals.
     “Performance Unit Award” means an Award made pursuant to Article IX of the Plan, which are units valued by reference to Common Stock, the value of such units which may be adjusted over a Performance Cycle based on the satisfaction of Performance Goals.
     “Person” means any person (within the meaning of Section 3(a)(9) of the Exchange Act), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act), but excluding the Corporation, any Affiliate or any employee benefit plan sponsored or maintained by the Corporation or any Affiliate.
     “Plan Year” means a period of twelve months commencing on January 1st and ending on the next December 31st.
     “QSO” means an Option that is a “qualified stock option” within the meaning of P.R. Code Section 1046.
     “Restricted Period” means the period of time during which Restricted Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Article VIII of the Plan.
     “Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan that is subject to forfeiture and restrictions on transferability in accordance with Article VIII of the Plan.
     “Restricted Unit” means a Participant’s right to receive, pursuant to the Plan, one share of Common Stock at the end of a specified period of time, which right is subject to forfeiture in accordance with Article VIII of the Plan.
     “SAR” means a stock appreciation right granted under Article VII in respect of one or more shares of Common Stock that entitles the holder thereof to receive, in cash and/or Common Stock, at the discretion of the Committee (which discretion may be exercised at or after grant, including after exercise of the SAR), an amount per share of Common Stock equal to the excess, if any, of the Fair Market Value on the date the SAR is exercised over the Fair Market Value on the date the SAR is granted.
     “U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the U.S. Code (“Treasury Regulations”), and any successor thereto.

     2.2. Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1. Participants. Participants in the Plan shall be those Eligible Individuals designated by the affirmative action of the Committee to participate in the Plan.
     3.2. Types of Awards. The Committee may grant any or all of the Awards specified herein to any particular Participant (subject to the applicable limitations set forth in the Plan). Any Award may be made for one (1) year or multiple years, without regard to whether any other type of Award is made for the same year or years.
ARTICLE IV
POWERS OF THE COMMITTEE
     4.1. Power to Grant. The Committee shall have the authority, subject to the terms of the Plan, to determine those Eligible Individuals to whom Awards shall be granted and the terms and conditions of any and all Awards including, but not limited to:
(a)	the number of shares of Common Stock to be covered by each Award;

(b)	the time or times at which Awards shall be granted;

(c)	the terms and provisions of the instruments by which Options may be evidenced, including the designation of Options as ISOs, QSOs or Nonstatutory Stock Options;

(d)	the determination of the period of time during which restrictions on Restricted Stock or Restricted Units shall remain in effect;

(e)	the establishment and administration of any Performance Goals applicable to Awards granted under the Plan;

(f)	the determination of Participants’ Long Term Performance Unit Awards or Performance Share Awards, including any Performance Goals and Performance Cycles;

(g)	the development and implementation of specific stock-based programs for the Corporation and its Affiliates that are consistent with the intent and specific terms of the framework created by the Plan; and

(h)	the right of a Participant to defer receipt of payment of an Award, including the establishment of a trust to hold the amounts payable pursuant to an Award, including, but not limited to shares of Common Stock.
     Appropriate officers or consultants of the Corporation or any Affiliate may suggest to the Committee the Eligible Individuals who should receive Awards, which the Committee may accept or reject in its sole discretion. The Committee shall determine the terms and conditions of each Award at the time of grant. The Committee may establish different terms and conditions for different Participants and for the same Participant for each Award such Participant may receive, whether or not granted at different times.

     4.2. Administration.
     (a) Rules, Interpretations and Determinations. The Committee shall administer the Plan. Any Award granted by the Committee under the Plan may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee shall have full authority to interpret and administer the Plan; to establish, amend, and rescind rules and regulations relating to the Plan; to provide for conditions deemed necessary or advisable to protect the interests of the Corporation; to construe the respective Award agreements; to amend or terminate the Plan or any Award; and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. In its interpretation and administration of the Plan, the Committee may seek the advice of counsel, which may be counsel for the Corporation or any Affiliate. Determinations, interpretations, or other actions made or taken by the Committee shall be final, binding, and conclusive for all purposes and upon all persons.
     The Committee’s determinations under the Plan (including the determination of the Eligible Individuals to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements under the Plan) may vary, and need not be uniform, whether or not any such Eligible Individuals could be deemed to be similarly situated.
     (b) Agents and Expenses. The Committee may appoint agents (who may be officers or employees of the Corporation) to assist in the administration of the Plan and may grant authority to such persons to execute agreements or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Corporation. Any proceeds received by the Corporation in connection with any Award will be used for general corporate purposes.
     (c) Delegation of Authority. Notwithstanding anything to the contrary contained in the Plan, the Committee may delegate, subject to such terms or conditions or guidelines as it shall determine, to any employee of the Corporation or any group of employees of the Corporation or its affiliates any portion of its authority and powers under the Plan with respect to Participants who are not Directors or Executive Officers. Only the Committee may select, grant, administer, or exercise any other discretionary authority under the Plan in respect of Awards granted to such Participants who are Directors or Executive Officers.
     4.3. Newly Eligible Participants. The Committee shall be entitled to make such rules, determinations and adjustments, as it deems appropriate with respect to any Participant who becomes eligible to receive a performance-based Award after the commencement of a Performance Cycle.
     4.4. Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of the Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Corporation and/or one or more Affiliates (including, without limitation, covenants not to compete, not to solicit employees and customers, and not to disclose confidential information) that may have effect during or following the termination of the Participant’s employment with the Corporation and/or any Affiliate and before or after the Award has been exercised, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the exercise of the Award prior to any breach of any such covenant by the Participant.
     4.5. Performance Based Compensation Interpretations; U.S. Taxpayer Employer. Notwithstanding anything to the contrary contained in the Plan, to the extent that the Committee has required upon grant that any Performance Unit Award, Performance Share Award, Restricted Unit or Restricted Stock must qualify as “other performance based compensation” within the meaning of U.S. Code Section 162(m)(4)(C), the Committee shall (a) specify and approve the specific terms of any Performance Goals with respect to such Awards in writing no later than ninety (90) days from the commencement of the Performance Cycle to which the Performance Goal or Goals relate, and (b) not be entitled to exercise any subsequent discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goal or Goals) with respect to such Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such Award to fail to qualify as other performance based compensation.
     4.6. Indemnification. No member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan and all members of the Committee, and each and any officer or employee of the Corporation acting on their behalf, to the extent permitted by law, shall be entitled to full indemnification, reimbursement and protection by the Corporation in respect of any such action, determination or interpretation. In the performance of its functions under the Plan, the Committee and any officer or employee of the Corporation acting on their behalf shall be entitled to rely upon information and advice furnished to them by the Corporation’s officers, accountants, counsels and any other party they deem necessary, and no member of the Committee, nor any officer or employee of the Corporation acting on behalf of the Committee, shall be liable for any action taken or not taken in reliance upon any such advice.
ARTICLE V
COMMON STOCK SUBJECT TO PLAN; OTHER LIMITATIONS
     5.1. Plan Limits; Shares Available for Awards. Subject to the provisions of Section 5.4 of the Plan, the number of shares of Common Stock issuable under the Plan for Awards shall be 550,000. The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock purchased by the Corporation for such purpose, treasury Common Stock or authorized but unissued Common Stock, not reserved for any other purpose.
     5.2. Individual Performance Based Limitations; U.S Taxpayer Employer. Subject to the provisions of Section 5.4 of the Plan, to the extent that the Committee has required upon grant that any Performance Unit Award, Restricted Stock, Restricted Unit or Performance Share Award must qualify as “other performance based compensation” within the meaning of U.S. Code Section 162(m)(4)(C), the maximum aggregate amount of such Award(s) paid or otherwise made available to such Participant shall not exceed one-half of one percent (0.5%) of Adjusted Net Income for the most recently reported year ending December 31st prior to the year such Award or Awards is or are paid or otherwise made available.
     5.3. Cancelled, Terminated, or Forfeited Awards. Should an Award under the Plan for any reason expire without having been exercised, be cancelled, repurchased by the Corporation, terminated or forfeited, or otherwise settled without the issuance of any Common Stock (including, but not limited to, shares tendered to exercise outstanding Options, shares tendered or withheld for taxes on Awards, or shares issued in connection with a Restricted Stock Award that is subsequently forfeited), any such shares of Common Stock subject to such Award shall again be available for grants of Awards under the Plan.
     5.4. Adjustment in Capitalization. In the event of any Adjustment Event, (a) the aggregate number of shares of Common Stock available for Awards under Section 5.1 of the Plan, (b) the aggregate limitations on the number of shares that may be awarded as a particular type of Award, and (c) the aggregate number of shares subject to outstanding Awards and the respective exercise prices or base prices applicable to outstanding Awards shall be proportionately adjusted by the Committee, in its discretion, with respect to such Adjustment Event, and the Committee’s determination shall be conclusive. To the extent deemed equitable and appropriate by the Committee and subject to any required action by shareholders of the Corporation, in any Adjustment Event that is a merger, consolidation, reorganization, liquidation, dissolution or similar transaction, any Award granted under the Plan shall be deemed to pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Award would have been entitled to receive in connection with such Adjustment Event.

     Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged, or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock or Restricted Units granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Article X or as otherwise provided by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of Restricted Stock or Restricted Units and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Corporation deems appropriate.
ARTICLE VI
STOCK OPTIONS
     6.1. Grant of Options. Subject to the provisions of Section 5.1 of the Plan, Options may be granted to Participants at such time or times as shall be determined by the Committee. Options granted under the Plan may be of three types: (i) ISOs, (ii) QSOs and (iii) Nonstatutory Stock Options. Except as otherwise provided herein, the Committee shall have complete discretion in determining the number of Options, if any, to be granted to a Participant, except that ISOs and QSOs may only be granted to Eligible Individuals who satisfy the requirements for eligibility set forth under U.S. Code Section 424 and P.R. Code Section 1046, respectively. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event (including, but not limited to, the completion of an individual or corporate Performance Goal) the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.4 of the Plan, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option grant shall be evidenced by an Option agreement (in electronic or written form) that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. Options may be granted in tandem with SARs (as described in more detail in Article VII of the Plan).
     6.2. Exercise Price; No Repricing or Substitution of Options. Nonstatutory Stock Options, QSOs and ISOs granted pursuant to the Plan shall have an exercise price no less than the Fair Market Value of a share of Common Stock on the date the Option is granted. Except as a result of any Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option nor to grant any new Options or other Awards in substitution for or upon the cancellation of Options previously granted which shall have the effect of reducing the exercise price of any outstanding Option.
     6.3. Exercise of Options. Each Option granted pursuant to the Plan shall become exercisable as determined by the Committee at the time of grant; provided that the Committee may establish performance-based criteria for exercisability of any Option. Subject to the provisions of this Article VI, once any portion of any Option has become exercisable it shall remain exercisable for its remaining term. Once exercisable, an Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. The Committee shall determine the term of each Option granted, but in no event shall any such Option be exercisable for more than 10 years after the date on which it is granted.
     6.4. Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price of the Option. Without limiting the generality of the foregoing, payment of the exercise price may be made: (a) in cash or its equivalent; (b) by exchanging shares of Common Stock (which are not the subject of any pledge or other security interest) owned by the person exercising the Option (through actual tender or by attestation); (c) with the approval of the Committee, by authorizing the Corporation, Oriental Financial Services Corp., or a broker-dealer approved by the Corporation, to sell, on behalf of the Participant, the appropriate number of shares of Common Stock otherwise issuable to the Participant upon exercise of an Option; (d) with the approval of the Committee and at the election of the Participant, by withholding from those shares of Common Stock that would otherwise be obtained upon exercise of the Option a number of shares having a Fair Market Value equal to the exercise price; (e) by any combination of the foregoing; or (f) by other means that the Committee deems appropriate; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such shares of Common Stock so tendered to the Corporation, valued as of the date of such tender, is at least equal to such exercise price. The Corporation may not make a loan to a Participant to facilitate such Participant’s exercise of any of his Options or payment of taxes.
     6.5. ISOs and QSOs. Notwithstanding anything to the contrary contained in the Plan, no Option that is intended to be an ISO or a QSO may be granted after the tenth anniversary of the Effective Date of the Plan. Furthermore, the aggregate Fair Market Value of the Common Stock with respect to which QSOs may be exercised for the first time by a Participant shall not exceed $100,000. Except as may otherwise be provided for under the provisions of Article X of the Plan, no term of the Plan relating to ISOs or QSOs shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the ISO, QSO or the Plan under U.S. Code Section 422, or P.R. Code Section 1046, respectively, or without the consent of any Participant affected thereby, to disqualify any ISO or QSO under such Section 422 or Section 1046.
     6.6. Termination of Employment. Unless otherwise determined by the Committee, the following provisions of the Plan shall apply in the event of the Participant’s termination of employment with the Corporation or any Affiliate:
     (a) Due to Death. In the event a Participant’s employment terminates by reason of death, any Options granted to such Participant which are exercisable on the date of the Participant’s termination may be exercised by the Participant’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2 of the Plan, at any time prior to the earlier to occur of the (i) expiration of the term of the Options or (ii) such date following the Participant’s termination as the Committee shall determine at the time of grant.
     (b) Due to Disability. In the event a Participant’s employment is terminated by reason of Disability, any Options granted to such Participant which are exercisable on the date of the Participant’s termination may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2 of the Plan), at any time prior to the earlier to occur of the (i) expiration date of the term of the Options or (ii) such date following the Participant’s termination as the Committee shall determine at the time of grant.
     (c) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the exercise of any such Award for a period of up to twelve (12) months prior to the Participant’s termination of employment for Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 6.6(c) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (d) Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter.
     (e) Due to Any Other Reason. In the event the employment of the Participant shall terminate for any reason other than one described in Section 6.6 (a) through (d) hereof, any Options granted to such Participant which are exercisable on the date of the Participant’s termination of employment may be exercised by the Participant (or, in the event of the Participant’s death after termination of employment when the Option is exercisable pursuant to its terms, by the Participant’s estate or as may otherwise be provided for in accordance with the requirements of Section 12.2 of the Plan) at any time prior to the expiration of the term of the Options or the ninetieth (90th) day following the Participant’s termination of employment, whichever period is shorter, and any Options that are not exercisable on the date of termination of employment shall be forfeited at the time of such termination and not be exercisable thereafter.
     6.7 Termination of Service as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, any Options granted to such Participant which are exercisable on the date of the Participant’s termination may be exercised by the Participant (or, in the event of the Participant’s death after termination as a Non-Employee Director when the Option is exercisable pursuant to its terms, by the Participant’s designated beneficiary, and if none is named, by the person determined in accordance with the requirements of Section 12.2 of the Plan), at any time prior to the earlier to occur of the (i) expiration date of the term of the Options or (ii) such date following the Participant’s termination as the Committee shall determine at the time of grant. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any Options granted to such Participant that are then not yet exercised shall be forfeited at the time of such termination and shall not be exercisable thereafter and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the exercise of any such Award for a period of up to twelve (12) months prior to the Participant’s termination as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 6.7 will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
ARTICLE VII
STOCK APPRECIATION RIGHTS (SARs)
     7.1. Grant of SARs. SARs may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. SARs may be granted in tandem with an Option, on a freestanding basis, not related to any other Award, and/or with associated Dividend Equivalents. A grant of a SAR shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such SARs relate or pursuant to a separate written agreement with respect to freestanding SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.
     7.2. Terms and Conditions of SARs. Notwithstanding the provisions of Section 7.1 above, unless the Committee shall otherwise determine the terms and conditions (including, without limitation, the exercise period of the SAR, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the SAR) applicable with respect to (i) SARs granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions applicable to the tandem Options and (ii) freestanding SARs shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions that would have been applicable under Section 6 of the Plan as if the grant of the SARs were a grant of an Option (including, but not limited to, the application of Sections 6.6 and 6.7).
     7.3. Exercise of Tandem SARs. SARs that are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Award is then exercisable.
     7.4. Payment of SAR Amount. Upon exercise of a SAR, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying:

     (a) the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by
     (b) the number of shares of Common Stock with respect to which the SARs are then being exercised; provided, however, that at the time of grant with respect to any SAR payable in cash, the Committee may establish, in its sole discretion, a maximum amount per share which will be payable upon the exercise of such SAR.
ARTICLE VIII
RESTRICTED STOCK, RESTRICTED UNITS AND DIVIDEND EQUIVALENTS
     8.1. Grant of Restricted Stock and Restricted Units. The Committee, in its sole discretion, may make Awards to Participants of Restricted Stock or Restricted Units. Any Award made hereunder of Restricted Stock or Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan as shall be prescribed by the Committee in its sole discretion, either at the time of grant or thereafter. As determined by the Committee, with respect to an Award of Restricted Stock, the Corporation shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an Award of Restricted Units, no shares of Common Stock shall be issued at the time an Award is made, and the Company shall not be required to set aside a fund for the payment of such Award. Dividends or Dividends Equivalents (if connected with the grant of Restricted Units) may be subject to the same terms and conditions as the underlying Award of Restricted Stock or Restricted Units.
     8.2. Grant, Terms and Conditions of Dividend Equivalents. The Committee, in its sole discretion, may make Awards to Participants of Dividend Equivalents in connection with the grant of Restricted Units, Options, SARs and/or Performance Shares. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Dividend Equivalent) shall be substantially identical (to the extent possible taking into account the differences related to the character of the Dividend Equivalent) to the terms and conditions applicable to the associated Award.
     8.3. Restrictions On Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock and Restricted Units to be transferred during the Restricted Periods pursuant to Section 12.1 of the Plan, provided that any shares of Restricted Stock or Restricted Units so transferred shall remain subject to the provisions of this Article VIII.
     8.4. Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Units or Dividend Equivalents awarded pursuant to the Plan, to vote on any matter submitted to the Corporation’s shareholders until such time as the shares of Common Stock attributable to such Restricted Units (and, if applicable, Dividend Equivalents) have been issued.
     8.5. Restricted Period. The Restricted Period shall commence upon the date of grant by the Committee and shall lapse with respect to the shares of Restricted Stock or Restricted Units on such date as determined by the Committee at the date an Award of Restricted Stock or Restricted Units (including any Dividend Equivalents issued) is made to the Participant by the Committee, unless sooner terminated as otherwise provided herein.
     8.6. Legending or Equivalent. To the extent that certificates are issued to a Participant in respect of shares of Restricted Stock awarded under the Plan (or in the event that such Restricted Stock are held electronically), such shares shall be registered in the name of the Participant and shall have such legends (or account restrictions) reflecting the restrictions of such Awards in such manner as the Committee may deem appropriate.
     8.7. Termination of Employment. Unless the Committee shall otherwise determine at or subsequent to the date of grant:
     (a) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any Restricted Stock or Restricted Units (including any associated Dividend Equivalents) granted to such Participant shall be forfeited at the time of such termination, and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of Restricted Stock or Restricted Units (including any Dividend Equivalents) for a period of up to twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 8.7, in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 8.7(a) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (b) Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Restricted Stock granted to such Participant and all Restricted Units (including any associated Dividend Equivalents) credited to such Participant shall be forfeited upon the Participant’s termination of employment.
     (c) Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for any other reason during the applicable vesting period, the Participant (or the Participant’s estate or beneficiaries, if the participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of shares of Restricted Stock or Restricted Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period during which the Participant was an active employee and the denominator of which is the number of months in the applicable vesting period (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and (ii) the resulting reduced number of Restricted Stock or Restricted Units shall be considered vested and payment of such pro-rated Awards is to be made to the Participant (or beneficiaries or estate, if the Participant subsequently dies) as soon as practicable after the Participant’s termination of employment.
     8.8. Termination of Service as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (i) the number of shares of Restricted Stock or Restricted Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the applicable vesting period during which the Participant was an active Non-Employee Director and the denominator of which is the number of months in the applicable vesting period (with a partial month worked counted as a full month if the Participant is an active Non-Employee Director for 15 days or more in that month); and (ii) the resulting reduced number of Restricted Stock or Restricted Units shall be considered vested and payment of such pro-rated Awards is to be made to the Participant (or beneficiaries or estate, if the Participant subsequently dies) as soon as practicable after the Participant’s termination as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any Restricted Stock or Restricted Units (including any associated Dividend Equivalents) granted to such Participant shall be forfeited at the time of such termination, and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the lapse of restrictions on any prior grant of Restricted Stock or Restricted Units (including any Dividend Equivalents) for a period of up to twelve (12) months prior to the Participant’s termination for Cause. For purposes of this Section 8.8, in the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this

Section 8.8 will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
     8.9. Issuance of New Certificate or Equivalent: Settlement of Restricted Units and Dividend Equivalents. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.3 of the Plan and the Corporation shall issue or have issued new share certificates (or remove any such restrictions that may have been established electronically) without the legend or equivalent described in Section 8.6 of the Plan in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Units, the Corporation shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 12.2 of the Plan, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to any Restricted Units, and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock and/or Dividend Equivalents. If a cash payment is made in lieu of delivering Common Stock for the Restricted Units, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Unit.
ARTICLE IX
PERFORMANCE UNIT AWARDS
AND PERFORMANCE SHARE AWARDS
     9.1. Performance Unit Awards.
     (a) General Description. At the discretion of the Committee, grants of Performance Unit Awards may be made to Participants.
     (b) Requirements for Covered Employees. For any Covered Employees and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under U.S. Code section 162(m), the Committee must certify, prior to payment of any such amounts, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts paid are consistent with the limits provided under Section 5.2 of the Plan.
     (c) Payment of Performance Unit Awards. Performance Unit Awards shall be payable in cash, Common Stock, or a combination of cash and Common Stock at the discretion of the Committee. Unless the Committee shall otherwise determine at or subsequent to the date of grant:
     (i) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any outstanding Performance Unit Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Unit Awards received within a period of twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 9.1(c)(i), in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the provisions of this Section 9.1(c)(i) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (ii) Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Performance Units credited to such Participant shall be forfeited upon the Participant’s termination of employment.
     (iii) Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for any other reason during the applicable

Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and (B) the resulting reduced number of Performance Units shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved.
     (iv) Termination of Service as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Units granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an Non-Employee Director and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active Non-Employee Director for 15 days or more in that month); and (B) the resulting reduced number of Performance Units shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Unit Award, calculated as if the target value or equivalent value for each Unit had, in fact, been achieved. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any outstanding Performance Unit Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Unit Awards received within a period of twelve (12) months prior to the Participant’s termination for Cause. For purposes of this Section 9.1(c)(iv), in the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 9.1(c)(iv) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
9.2. Performance Shares.
     (a) General Description. At the discretion of the Committee, grants of Performance Share Awards may be made to Participants.
     (b) Requirements for Covered Employees. For any Covered Employees and to the extent the Committee intends to comply with the requirements for performance-based Awards described generally under U.S. Code Section 162(m), the Committee must certify, prior to payment of any such amounts, that any applicable Performance Goals and/or other requirements have been satisfied, and that such amounts paid are consistent with the limits provided under Section 5.2 of the Plan.
     (c) Payment of Performance Share Awards. Performance Share Awards shall be payable in Common Stock. Unless the Committee shall otherwise determine at or subsequent to the date of grant:
     (i) Due to Cause. In the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, any outstanding Performance Share Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Share Awards (including any Dividend Equivalents) received within a period of twelve (12) months prior to the Participant’s termination of employment for Cause. For purposes of this Section 9.2(c)(i), in the event a Participant’s employment is terminated by the Corporation or any Affiliate for Cause, the

provisions of this Section 9.2(c)(i) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination of employment for any other reason enumerated under this Section.
     (ii) Due to Resignation. Unless otherwise determined by the Committee, in the event a Participant’s employment ends as a result of such Participant’s resignation from the Corporation or any Affiliate, any Performance Share Awards credited to such Participant shall be forfeited upon the Participant’s termination of employment.
     (iii) Due to Any Other Reason. In the event a Participant’s employment is terminated by the Corporation or an Affiliate for any other reason during the applicable Performance Cycle, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Shares granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active employee and the denominator of which is the number of months in the Performance Cycle (with a partial month worked counted as a full month if the Participant is an active employee for 15 days or more in that month); and (B) the resulting reduced number of Performance Shares shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned.
     (iv) Termination of Service as a Non-Employee Director. In the event a Participant’s service as a Non-Employee Director shall terminate for reasons other than removal for Cause, the Participant (or the Participant’s estate or beneficiaries, if the Participant subsequently dies) shall receive a payment calculated in the following manner: (A) the number of Performance Shares granted will be reduced by multiplying the grant by a fraction, the numerator of which is the number of full months in the Performance Cycle during which the Participant was an active non-Employee Director and the denominator of which is the number of months in the Performance Cycle (with a partial month worked shall be counted as a full month if the Participant is an active Non-Employee Director for 15 days or more in that month); and (B) the resulting reduced number of Performance Shares shall be considered vested and payment made to the Participant of a lump sum payment as soon as practicable of such pro-rated Performance Share Award, calculated as if the target number of Performance Shares had, in fact, been earned. In the event a Participant’s service as a Non-Employee Director is terminated for Cause, any outstanding Performance Share Awards shall be cancelled and the Committee may require that such Participant disgorge any profit, gain or other benefit received in respect of the payment of any prior Performance Share Awards received within a period of twelve (12) months prior to the Participant’s termination for Cause. For purposes of this Section 9.2(c)(iv), in the event a Participant’s service as a Non-Employee Director is terminated for Cause, the provisions of this Section 9.2(c)(iv) will apply notwithstanding any assertion (by the Participant or otherwise) of a termination for any other reason.
ARTICLE X
CHANGE OF CONTROL
     10.1. Accelerated Vesting and Payment of Awards. Subject to the provisions of Section 10.3 below, in the event of a Change of Control each Option and SAR then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or SAR, and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Unit then outstanding. In connection with such a Change of Control, the Committee may, in its discretion, provide that each Option, SAR, Restricted Stock and/or Restricted Unit shall, upon the occurrence of such Change of Control, be cancelled in exchange for a payment per share/unit (the “Settlement Payment”) in an amount based on the Change of Control Price. Such Settlement Payment shall be in the form of cash.

     10.2. Performance Unit Awards and Performance Share Awards. Subject to the provisions of Section 10.3, in the event of a Change of Control, (a) any outstanding Performance Unit Awards or Performance Share Awards relating to Performance Cycles ending prior to the Change of Control which have been earned but not paid shall become immediately payable, (b) all then-in-progress Performance Cycles for Performance Unit Awards or Performance Share Awards that are outstanding shall end, and all Participants shall be deemed to have earned an award equal to the Participant’s target award opportunity for the Performance Cycle in question, and (c) the Corporation shall pay all such Performance Unit Awards and Performance Share Awards as a Settlement Payment within thirty (30) days of such Change of Control, based on the Change of Control Price. Such Settlement Payment shall be in cash.
     10.3. Alternative Awards. Notwithstanding Section 10.1 or 10.2, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share shall be honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:
     (a) be based on stock that is traded on an established securities market;
     (b) provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share, including, but not limited to, an identical or better exercise or vesting schedules;
     (c) have substantially equivalent value to such Option, SAR, Restricted Stock, Restricted Unit, Performance Unit and/or Performance Share (determined at the time of the Change in Control); and
     (d) have terms and conditions which provide that in the event that the Participant’s employment is involuntarily terminated for any reason other than for Cause, all of such Participant’s Options, SARs, Restricted Stock, Performance Units and/or Performance Shares shall be deemed immediately and fully exercisable and/or all restrictions shall lapse, and shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities, or in a combination thereof, in an amount equal to (i) the Fair Market Value of such stock on the date of the Participant’s termination (with respect to any Restricted Stock and/or Restricted Units, (ii) the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share, if any (with respect to any Option and/or SARs), or (iii) the Participant’s target award opportunity for the Performance Cycle in question (with respect to any Performance Units or Performance Shares).
ARTICLE XI
AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
     11.1. General. The Board may, at any time and from time to time amend, modify, suspend, or terminate the Plan, in whole or in part, without notice to or the consent of any Participant or Eligible Individual; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option (or the base price at which a SAR) may be granted, (iii) change the individual Award limits, or (iv) require shareholder approval under NYSE rules or the rules of any other exchange where the Common Stock may then be traded, shall be subject to the approval of the Corporation’s shareholders. No amendment, modification or termination of the Plan shall in any manner adversely affect any Award theretofore granted under the Plan, without the consent of the Participant, provided, however, that

     (a) any change pursuant to, and in accordance with the requirements of, Article X;
     (b) any acceleration of payments of amounts accrued under the Plan by action of the Committee or by operation of the Plan’s terms; or
     (c) any decision by the Committee to limit participation (or other features of the Plan) prospectively under the Plan shall not be deemed to violate this provision.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1. Transferability of Awards. No Awards granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. No transfer of an Award by will or by the laws of descent and distribution shall be effective to bind the Corporation unless the Corporation shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Board or the Committee may determine necessary to establish the validity of the transfer.
     12.2. Treatment of Any Outstanding Rights or Features Upon Participant’s Death. Any Awards, rights or features remaining unexercised or unpaid at the Participant’s death shall be paid to, or exercised by, the Participant’s estate except where otherwise provided by law, or when done in accordance with other methods (including a beneficiary designation process) put in place by the Committee or a duly appointed designee from time to time. Except as otherwise provided herein, nothing in the Plan is intended or may be construed to give any person other than Participants any options, rights or remedies under the Plan.
     12.3. Deferral of Payment. In the Award agreement or otherwise, the Committee may permit a Participant to elect, upon such terms and conditions as the Committee may establish, to defer receipt of payment of the Award. Notwithstanding anything else contained herein to the contrary, deferrals shall not be permitted hereunder in a way that will result in the Corporation or any Affiliate being required to recognize a financial accounting charge due to such deferral that is substantially greater than the charge, if any, that was associated with the underlying Award.
     12.4. Awards in Substitution for Awards Granted By Other Companies. Awards may be granted under the Plan from time to time as replacements for awards (including, but not limited to, options, common stock, restricted stock, performance shares or performance units) held by employees of other companies who become employees of the Corporation or any affiliate as a result of a merger or consolidation of the employing Corporation with the Corporation, or such Affiliate, or the acquisition by the Corporation or an Affiliate of all or a portion of the assets of the employing Corporation. Shares issued in connection with such substitute Awards shall not reduce the number of shares of Common Stock issuable under Section 5.1 of the Plan.
     12.5. No Guarantee of Employment or Participation. The existence of the Plan shall not be deemed to constitute a contract of employment between the Corporation or any Affiliate and any Eligible Individual or Participant, nor shall it constitute a right to remain in the employ of the Corporation or any Affiliate. The terms or existence of the Plan, as in effect at any time or from time to time, or any Award granted under the Plan, shall not interfere with or limit in any way the right of the Corporation or any Affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation or any Affiliate. Except to the extent expressly selected by the Committee to be a Participant, no person (whether or not an Eligible Individual or a Participant) shall at any time have a right to be selected for (or additional) participation in the Plan, despite having previously participated in an incentive or bonus plan of the Corporation or an Affiliate.
     12.6. Tax Withholding. The Corporation or an Affiliate shall have the right and power to deduct from all payments or distributions under the Plan, or require a Participant to remit to the Corporation promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any Puerto Rico, federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award. The Corporation may defer payments of cash or issuance or delivery of Common Stock until such withholding requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose, (a) to have shares of Common Stock otherwise issuable under the Plan withheld by the Corporation or (b) to deliver to the Corporation previously acquired shares of Common Stock (through actual tender or attestation), in either case for the greatest number of whole shares having a Fair Market Value on the date immediately preceding the date of exercise not in excess of the amount required to satisfy the withholding tax obligations.
     12.7. No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Corporation to establish other plans if and to the extent permitted by applicable law. The liability of the Corporation or any Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Corporation or any Affiliate not expressly set forth in the Plan.
     12.8. Requirements of Law. The granting of Awards and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     12.9. Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (a) the termination of the Plan pursuant to Article XI, or (b) when no more shares of Common Stock are available for issuance of Awards under the Plan.
     12.10. Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the Commonwealth of Puerto Rico without regard to principles of conflict of laws.
     12.11. Securities Law Compliance. Instruments evidencing Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Corporation in writing, when an Award is granted or when he receives shares with respect to such Award (or at such other time as the Committee deems appropriate) that he or she is accepting such Award, or receiving or acquiring such shares (unless they are then covered by an effective registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Corporation, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.
     12.12. No Impact On Benefits. Except as may be otherwise specifically provided for under any employee benefit plan, policy or program, Awards shall not be treated as compensation for purposes of calculating an Eligible Individual’s right under any such plan, policy or program.
     12.13. No Constraint on Corporate Action. Except as provided in Article XI, nothing contained in the Plan shall be construed to prevent the Corporation, or any affiliate, from taking any corporate action (including, but not limited to, the Corporation’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on the Plan, or any Awards made under the Plan. No employee, beneficiary, or other person, shall have any claim against the Corporation or any of its Affiliates, as a result of any such action.
     12.14. Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

C/O AMERICAN STOCK TRANSFER
6201 15TH AVENUE
BROOKLYN, NY 11219
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ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Oriental Financial Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ORFGP1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORIENTAL FINANCIAL GROUP INC.

Vote On Directors
PROPOSAL 1: ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
To serve until the 2009 annual meeting of stockholders and until his successor is duly elected and qualified:	☐	☐	☐

01) Pedro Morazzani

To serve until the 2010 annual meeting of stockholders and until their successors are duly elected and qualified:

02) José J. Gil de Lamadrid
03) José Rafael Fernández
04) Maricarmen Aponte
05) Miguel Vázquez-Deynes

Vote On Proposal	For	Against	Abstain
	☐	☐	☐

PROPOSAL 2: APPROVAL OF THE ORIENTAL FINANCIAL GROUP INC. 2007 OMNIBUS PERFORMANCE INCENTIVE PLAN

The undersigned hereby acknowledges receipt of the accompanying proxy statement for the annual meeting prior to signing this proxy.

INSTRUCTIONS: To withhold authority to vote or to cumulate the votes for one or more of the above nominee(s), write the name(s) of the nominee(s) and the manner in which such votes shall be withheld or cumulated in the space provided on the reverse side.	☐

Please sign exactly as your name(s) appear(s) on this proxy. When signing in a representative capacity, please give your title.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ORIENTAL FINANCIAL GROUP INC.	REVOCABLE PROXY
     This proxy is solicited on behalf of the Board of Directors of Oriental Financial Group Inc. for use only at the annual meeting of stockholders to be held on June 27, 2007, and at any adjournment or postponement of that meeting. This proxy may be revoked by the undersigned at any time before it is exercised.
     The undersigned, being a stockholder of Oriental Financial Group Inc. (the “Company”), hereby authorizes the Board of Directors of the Company or any successors in their respective positions, as proxies with full powers of substitution, to represent the undersigned at the annual meeting of stockholders of the Company to be held at the Oriental Center, Professional Offices Park, 997 San Roberto Street, 8th Floor, San Juan, Puerto Rico, on Wednesday, June 27, 2007, at 10:00 a.m., and at any adjournment or postponement of that meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as indicated on the reverse side.
     In their discretion, the proxies are authorized to vote this proxy with respect to (i) the approval of the minutes of the last meeting of stockholders; (ii) the election of any person as director if any nominee is unable to serve or, for good cause, will not serve; (iii) matters incident to the conduct of the annual meeting; and (iv) such other matters as may properly come before the annual meeting. Except with respect to procedural matters incident to the conduct of the annual meeting, management at present knows of no other business to be brought before the meeting other than those matters described in the accompanying proxy statement.
     Shares of common stock of the Company will be voted as specified in this proxy. In the absence of any express indication that the shares to be voted should be cumulated in a particular fashion, the votes represented by executed proxies will be distributed equally among the five nominees or in such other fashion as will most likely ensure the election of the nominees. If no specification is made above, shares will be voted “FOR” Proposal 1: Election of Directors and “FOR” Proposal 2: Approval of the Oriental Financial Group Inc. 2007 Omnibus Performance Incentive Plan. This proxy cannot be voted for any person who is not a nominee of the Company’s Board of Directors.

Number of Votes
Name	(Withheld or Cumulated, Please Specify)